UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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INTERDIGITAL, INC.

(Name of Registrant as Specified In Its Charter)

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InterDigital, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 4, 2009

TO THE SHAREHOLDERS OF INTERDIGITAL, INC.:

Our 2009 annual meeting of shareholders will be held on Thursday, June 4, 2009, at 11:00 a.m. Eastern Time, at the Dolce Valley Forge Hotel, 301 West DeKalb Pike, King of Prussia, Pennsylvania 19406-1409. At the meeting, the holders of our outstanding common stock will act on the following matters:

1.	Election of the director named in the proxy statement, for a term of three years;

2.	Adoption and approval of our 2009 Stock Incentive Plan;

3.	Ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2009; and

4.	Such other business as may properly come before the meeting.

All holders of record of shares of our common stock (NASDAQ: IDCC) at the close of business on April 7, 2009 are entitled to vote at the meeting and at any postponements or adjournments of the meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. If you have Internet access, we encourage you to record your vote via the Internet. It is convenient, and it saves us postage and processing costs. In addition, when you vote via the Internet, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote via the Internet, please vote by telephone or by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope. Submitting your proxy by Internet, telephone or mail will not affect your right to vote in person if you decide to attend the annual meeting.

IF YOU PLAN TO ATTEND THE MEETING:

Registration will begin at 9:30 a.m., and seating will begin at 10:30 a.m. Each shareholder will need to bring an admission ticket and valid picture identification, such as a driver’s license or passport, for admission to the meeting. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting, and all cellular phones must be silenced during the meeting. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the meeting, the camera function may not be used at any time.

By Order of the Board of Directors,

STEVEN W. SPRECHER
General Counsel and Secretary

April 30, 2009
King of Prussia, Pennsylvania

i

INTERDIGITAL, INC.
781 Third Avenue
King of Prussia, Pennsylvania 19406-1409

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on June 4, 2009: The proxy statement and annual report to shareholders are available at http://ir.interdigital.com/annuals.cfm

This proxy statement contains information relating to our annual meeting of shareholders to be held on Thursday, June 4, 2009, beginning at 11:00 a.m. Eastern Time, at the Dolce Valley Forge Hotel, 301 West DeKalb Pike, King of Prussia, Pennsylvania, and at any postponements or adjournments of the meeting. Your proxy for the meeting is being solicited by our board of directors. This proxy statement and our annual report are being mailed to shareholders beginning on or about April 30, 2009.

ABOUT THE MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting provided with this proxy statement, including: the election of director; adoption and approval of our 2009 Stock Incentive Plan; ratification of the appointment of our independent registered public accounting firm; and such other business as may properly come before the meeting. In addition, management will report on the performance of our company and respond to questions from shareholders.

Who may attend the meeting?

Subject to space availability, all shareholders as of April 7, 2009, the record date, or their duly appointed proxies, may attend the meeting. Registration will begin at 9:30 a.m., and seating will begin at 10:30 a.m. If you plan to attend the meeting, please note that you will need to bring your admission ticket and valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting, and all cellular phones must be silenced during the meeting. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the meeting, the camera function may not be used at any time.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on April 7, 2009, the record date, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. There were 43,674,346 shares of our common stock outstanding on the record date.

What are the voting rights of the holders of the company’s common stock?

Each share of our common stock outstanding on the record date will be entitled to one vote on each matter considered at the meeting.

What is a quorum?

A quorum is the minimum number of our shares of common stock that must be represented at a duly called meeting in person or by proxy in order to conduct business legally at the meeting. For the annual meeting, the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote will be considered a quorum. If you are a registered shareholder, you must deliver your proxy by Internet, telephone or mail, or attend the annual meeting in person and vote, in order to be counted in the determination of a quorum. If you are a “street name” shareholder, your broker or other nominee will vote your shares pursuant to your proxy directions, and such shares will count in the determination of a quorum. If you do not provide any directions to your broker or other nominee, your shares will still count for purposes of attaining a quorum, and your broker or other nominee may vote your shares in its discretion on proposals 1 and 3.

How do I vote?

If you are a registered shareholder, you may submit your proxy by Internet, telephone or mail by following the instructions included with your proxy card. The deadline for submitting your proxy by Internet or telephone is 11:59 p.m. Eastern Time on June 3, 2009. The designated proxy will vote according to your instructions. You may also attend the meeting and deliver a proxy card to be voted in the same manner, or you may personally vote by ballot.

If you are a “street name” shareholder, your properly signed and returned voting instruction card will be tabulated and voted by your broker or other nominee. Please check your voting instruction card or contact your broker or other nominee to determine whether you will be able to deliver your voting instructions by Internet or telephone. If you are a “street name” shareholder and you want to vote at the meeting, you will need to obtain a signed proxy from the broker or nominee that holds your shares, because the broker or nominee is the legal, registered owner of the shares.

If you are a member of a retirement or savings plan or other similar plan, you may submit your voting instructions by Internet, telephone or mail by following the instructions included with your voting instruction card. The deadline for submitting your voting instructions by Internet or telephone is 11:59 p.m. Eastern Time on June 2, 2009. The trustee or administrator of the plan will vote according to your instructions and the rules of the plan.

Can I change my vote after I return my proxy or voting instruction card?

If you are a registered shareholder, you may revoke or change your vote at any time before the proxy card is voted, by filing with our secretary either a written notice of revocation or a duly executed proxy bearing a later date. If you attend the meeting in person, you may ask the judge of elections to suspend your proxy holder’s power to vote, and you may submit another proxy or vote by ballot. Your attendance at the meeting will not by itself revoke a previously granted proxy.

If your shares are held in “street name” or you are a member of a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker, nominee, trustee or administrator to determine whether you will be able to revoke or change your vote.

Will my vote be confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders except as might be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as might be necessary to allow proper parties to verify proxies presented by any person and the results of the voting.

What are the board’s recommendations?

The board recommends that you vote:

•	For election of the nominated director (see proposal 1);

•	For adoption and approval of our 2009 Stock Incentive Plan (see proposal 2); and

•	For ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009 (see proposal 3).

What vote is required to approve each proposal?

Election of director.  Directors are elected by a plurality of votes cast. This means that the director receiving the most votes cast at the meeting will be elected to serve for the next three years. Only votes cast “for” are counted in determining whether a plurality has been cast in favor of a director. A properly executed proxy marked “withhold authority” with respect to the election of a director will not be voted with respect to the director. Votes to withhold authority, while included for purposes of attaining a quorum, will have no effect on the vote on this matter.

Other proposals.  For each other proposal, the affirmative vote of a majority of the votes cast will be required for approval. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of the proposal.

Street name shares and broker non-votes.  If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some proposals if you do not provide voting instructions. “Broker non-votes” are shares that a broker or nominee does not vote because it has not received voting instructions and does not have discretionary authority to vote. For this meeting, if you do not give specific instructions, your broker or nominee may cast your vote in its discretion for proposal 1, the election of director, and for proposal 3, the ratification of the appointment of the company’s independent registered public accounting firm. Broker non-votes, if any, are included for purposes of attaining a quorum. On proposals where brokers do not have discretionary voting authority, including proposal 2, the adoption and approval of our 2009 Stock Incentive Plan, broker non-votes will have no effect on the outcome of a proposal.

GOVERNANCE OF THE COMPANY

Where can I find information about the governance of the company?

The company has adopted corporate governance principles that, along with the charters of the board committees, provide the framework for the governance of the company. The nominating and corporate governance committee is responsible for annually reviewing the principles and recommending any proposed changes to the board for approval. A copy of our corporate governance principles is posted on our website at http://ir.interdigital.com under the heading “Corporate Governance,” along with the charters of our board committees and other information about our governance practices. We will provide to any person without charge a copy of any of these documents upon written request to our secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409.

Code of Ethics

Does the company have a code of ethics?

We have adopted a Code of Ethics that applies to all directors, officers, employees and consultants. In the event that we make any amendment to, or grant any waiver of, a provision of the Code of Ethics, we will disclose the amendment or waiver as required by applicable rules. The Code of Ethics is available on the company’s website at http://ir.interdigital.com under the heading “Corporate Governance.” We will provide to any person without charge a copy of our Code of Ethics upon written request to our secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409.

Director Independence

How does the board determine which directors are considered independent?

Each year, prior to the annual meeting, the board reviews and assesses the independence of its directors and makes a determination as to the independence of each director based on the recommendation of the nominating and corporate governance committee. During this review, the board considers transactions and relationships between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates. The board measures these transactions and relationships against the independence requirements of The NASDAQ Stock Market, LLC. As a result of this review, the board affirmatively determined that Messrs. Harry G. Campagna, Steven T. Clontz, Edward B. Kamins and Robert W. Shaner are “independent” in accordance with applicable NASDAQ listing standards. To our knowledge, none of the independent directors has any direct or indirect relationships with our company or its subsidiaries and affiliates, other than serving as a director.

On April 27, 2009, the company learned that Robert S. Roath is not an independent director because Mr. Roath has a son who for several years has been a partner at PricewaterhouseCoopers LLP (“PwC”), the company’s independent registered public accounting firm. At a meeting of the board held on April 28, 2009, Mr. Roath resigned from the audit, compensation and nominating and corporate governance committees, effective immediately. In addition, D. Ridgely Bolgiano resigned as a member of the board, effective immediately. Mr. Bolgiano recently retired from his employment as vice president and chief scientist of the company in June 2008 and had planned to step down from his position on the board in the near future. Finally, the board, upon the recommendation of the nominating and corporate governance committee, appointed Mr. Campagna to serve as a member of the audit committee to fill the vacancy caused by Mr. Roath’s resignation. As a result of these actions, a majority of the board is comprised of independent directors and the audit, compensation and nominating and corporate governance committees are comprised entirely of independent directors.

Board Leadership

Who is the chairman of the board?

Mr. Campagna, who is an independent director, has served as chairman of the board since April 1996.

Board Structure and Committee Membership

How is the board made up?

Our articles of incorporation provide for a board consisting of three classes of directors with overlapping three-year terms. One class of directors is elected each year with a term extending to the third succeeding annual meeting after election. Due to the passing of Mr. Shaner and the resignation of Mr. Bolgiano, the board reduced its size to five directors and reduced the size of their respective classes to one on an interim basis while the board actively seeks new director candidates.

How often did the board meet during 2008?

The board met eight times during 2008. Each director is expected to attend each meeting of the board and those committees on which he or she serves. No director attended less than 75% of the aggregate of all board meetings and meetings of committees on which the director served during 2008. We usually schedule meetings of the board on the day immediately preceding or following our annual meeting, and, when this schedule is followed, it is the policy of the board that directors are expected to attend our annual meeting. All current directors attended the annual meeting of shareholders in June 2008.

What is the role of the primary board committees?

The board has standing audit, compensation, finance and investment, nominating and corporate governance and executive committees. The audit, compensation and nominating and corporate governance committees are composed entirely of independent directors, as determined by the board in accordance with applicable NASDAQ listing standards. In addition, audit committee members meet additional heightened independence criteria applicable to audit committee members under applicable NASDAQ listing standards. Each of the committees operates under a written charter that has been approved by the board. The table below provides information about the current membership of the committees and the number of meetings held in 2008.

Nominating
and
			Finance and	Corporate
	Audit	Compensation	Investment	Governance	Executive
Name/Item	Committee	Committee	Committee	Committee	Committee

Harry G. Campagna	X	Chair		Chair	Chair
Steven T. Clontz	X	X	X	X	X
Edward B. Kamins	Chair	X	X	X
Robert S. Roath			Chair		X
Number of Meetings in 2008	8	6	3	4	3

Audit Committee

The audit committee assists the board in its general oversight responsibilities relating to the company’s corporate accounting, its financial reporting practices and audits of its financial statements. Among other things, the committee:

•	Appoints, compensates, retains, evaluates and oversees the work of the company’s independent registered public accounting firm;

•	Reviews the adequacy and effectiveness of our system of internal control over financial reporting and disclosure controls and procedures;

•	Reviews and approves the management, scope, plans, budget, staffing and relevant processes and programs of the company’s internal audit function; and

•	Establishes and oversees procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

All of the audit committee members are financially literate. The board has determined that Mr. Clontz is qualified as an audit committee financial expert within the meaning of applicable Securities and Exchange Commission (“SEC”) regulations and that Mr. Clontz acquired his expertise primarily through his experience as a chief executive officer. The audit committee charter is available on the company’s website at http://ir.interdigital.com under the heading “Corporate Governance.”

Compensation Committee

The compensation committee assists the board in discharging its responsibilities relating to the compensation of the chief executive officer and other executive officers. Among other things, the committee:

•	Reviews and approves the corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, evaluates their performance in light of such goals and objectives and, based on its evaluations and appropriate recommendations, reviews and approves the compensation of our chief executive officer and other executive officers, each on an annual basis;

•	Assists the board in developing and evaluating potential candidates for executive positions and in overseeing the development of executive succession plans;

•	Reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules, recommends to the board whether the Compensation Discussion and Analysis should be included in the company’s annual report and proxy statement and prepares the compensation committee report required by SEC rules for inclusion in the company’s annual report and proxy statement;

•	Reviews periodically compensation for non-management directors of the company and recommends changes to the board as appropriate;

•	Reviews and approves compensation packages for new executive officers and severance packages for executive officers whose employment terminates with the company;

•	Reviews and makes recommendations to the board with respect to the adoption or amendment of incentive and other equity-based compensation plans;

•	Administers the company’s equity incentive plans;

•	Reviews periodically, revises as appropriate and monitors compliance by directors and executive officers with the company’s stock ownership guidelines; and

•	Assesses the independence of any outside compensation consultant of the company.

The compensation committee charter is available on the company’s website at http://ir.interdigital.com under the heading “Corporate Governance.”

Nominating and Corporate Governance Committee

The nominating and corporate governance committee assists the board in identifying qualified individuals to become board and committee members, considers matters of corporate governance and assists the board in evaluating the board’s effectiveness. Among other things, the committee:

•	Develops and recommends to the board criteria for board membership;

•	Identifies, reviews the qualifications of and recruits candidates for election to the board and to fill vacancies or new positions on the board;

•	Reviews candidates recommended by the company’s shareholders for election to the board;

•	Reviews annually our corporate governance principles and recommends changes to the board as appropriate;

•	Recommends to the board changes to our Code of Ethics;

•	Reviews and makes recommendations to the board with respect to the board’s and each committee’s size, structure, composition and functions; and

•	Oversees the process for evaluating the board and its committees.

The committee will consider director candidates recommended by our shareholders. Shareholders recommending candidates for consideration by the nominating and corporate governance committee should send their recommendations to our secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409. The recommendation must include the candidate’s name, biographical data and qualifications.

Any such recommendation should be accompanied by:

•	a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director;

•	a completed written questionnaire in form and substance to be provided by the secretary, covering matters including the background and qualifications of the candidate to serve on the board; and

•	a written representation and agreement in form and substance to be provided by the secretary, regarding any agreement, arrangement or understanding to which the candidate is a party relating to any voting commitment or assurance made by the candidate, and certain other matters as more particularly described in our bylaws.

The board endeavors to have members representing diverse experience at policymaking levels in business, finance and technology and other areas that are relevant to the company’s global activities. The selection criteria for director candidates include the following:

•	Each director should be an individual of the highest personal and professional ethics, integrity and values.

•	Each director should be committed to representing the long-term interests of the company’s shareholders and demonstrate a commitment to long-term service on the board.

•	Each director should have an inquisitive and objective perspective, practical wisdom and mature judgment.

The committee evaluates director candidates recommended by shareholders based on the same criteria used to evaluate candidates from other sources. The nominating and corporate governance committee charter is available on the company’s website at http://ir.interdigital.com under the heading “Corporate Governance.”

Finance and Investment Committee

The finance and investment committee assists the board by monitoring, providing advice and recommending action with respect to the investment and financial policies and strategies and capital structure of the company.

Executive Committee

The executive committee holds and is empowered to exercise the authority of the board between board meetings in overseeing the management of the business and affairs of the company.

Communications with the Board

How can shareholders communicate with the board?

Shareholders and other parties interested in communicating directly with any individual director, including the chairman, the board as a whole or the non-management directors as a group may do so by writing to Investor Relations, InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409, or by sending an email to Directors@InterDigital.com. Our corporate communications department reviews all such correspondence and regularly forwards to the board — or specified director — a summary of all such correspondence and copies of all correspondence that deals with the functions of the board or its committees or that otherwise requires their attention. Directors may, at any time, review a log of all correspondence we receive that is addressed to members of the board and request copies of any such correspondence.

Communications about Accounting Matters

How can individuals report concerns relating to accounting, internal control or auditing matters?

Concerns relating to accounting, internal control or auditing matters may be submitted by writing to Office of the Ombudsman, P.O. Box 60814, King of Prussia, Pennsylvania 19406. All correspondence will be brought to the attention of the chairman of the audit committee and handled in accordance with procedures established by the audit committee with respect to these matters.

DIRECTOR COMPENSATION

How are directors compensated?

For board participation during fiscal year 2008, our non-management directors each received annual base compensation of $25,000. They each also received committee participation compensation equal to $5,000 annually ($15,000 annually for service as chairman of the executive, compensation, finance and investment and nominating and corporate governance committees and $30,000 annually for service as chairman of the audit committee). Our chairman of the board receives 10,000 restricted stock units (“RSUs”) (all vesting one year from the grant date) each year on January 15th (or the next preceding trading day if the 15th is not a trading day). In addition, each non-management director receives 2,000 RSUs (all vesting one year from the grant date) at each annual meeting, and all non-management directors who are re-elected at an annual meeting also receive 6,000 RSUs (2,000 vesting each year beginning at the first anniversary of such re-election). All cash payments are based upon service for a full year, and prorated payments are made for service less than a full year. These payments are made on a quarterly basis; however, cash payments and RSU awards may be deferred. An election to defer must be made in the calendar year preceding the year in which services are rendered and the compensation is earned.

The compensation committee is responsible for reviewing and making recommendations to the board about compensation for non-management directors. In 2007, the committee retained Compensation Strategies, Inc. (“CSI”), to conduct a market review of the company’s compensation program for non-management directors. CSI reports directly to the compensation committee. CSI assessed the competitiveness of the company’s director compensation as measured against a peer group recommended by CSI and presented its conclusions to the committee in June 2007. After reviewing the information provided by CSI, including CSI’s conclusion that the company’s director compensation was close to the median among companies in the peer group, the compensation committee concluded that no changes were necessary and ratified the company’s annual compensation program for non-management directors effective as of January 1, 2007. In 2008, the compensation committee determined that it was not necessary for CSI to conduct another market review of the company’s compensation program for non-management directors, and no changes were made to the company’s annual compensation program for non-management directors for 2008. In addition to conducting periodic market reviews of the company’s non-management director compensation, CSI discusses major shifts in the marketplace for director compensation with the committee or management, as appropriate, as these shifts occur from time to time. In addition, at least annually, CSI discusses with the chief administrative officer any variables that might affect director compensation to assist the company in its ongoing efforts to provide a compensation program for non-management directors that is competitive. Additional information about CSI appears below under the heading “Role of Compensation Committee, Executive Officers and Compensation Consultant in Compensation Decisions.”

To align the interests of directors with those of our shareholders, the company has adopted stock ownership guidelines for directors. Individuals are expected to meet their targets within five years of the date they become subject to the guidelines. Stock ownership guidelines applicable to the non-management directors are set at a target of three times their annual cash retainer. Qualifying ownership includes common stock, restricted stock and RSUs. All non-management directors were in compliance with the guidelines as of March 31, 2009.

Non-management Director Compensation Table

The following table sets forth the compensation paid to each person who served as a non-management director of the company in 2008:

	Fees
	Earned or
	Paid in		Stock	All Other
	Cash		Awards	Compensation	Total
Name	($)(1)		($)(2)(3)	($)	($)

D. Ridgely Bolgiano(4)	12,500		24,762	277,209	314,471
Harry G. Campagna	70,000		337,251	—	407,251
Steven T. Clontz	45,000		118,351	—	163,351
Edward B. Kamins	40,000		122,373	—	162,373
Robert S. Roath	80,000	(5)	135,295	—	215,295
Robert W. Shaner	33,750	(6)	51,163	—	84,913

(1)	Amounts reported represent the aggregate annual board, committee chairman and committee membership retainers paid to each non-management director, as described above.

(2)	Amounts reported represent RSU awards granted pursuant to our Non-management Directors’ Compensation Plan. The following table sets forth the grant date fair value of each RSU award granted in 2008.

		Number of	Grant Date
		Restricted	Fair Value of
		Stock Units	Stock Awards
Name	Grant Date	(#)	($)

Harry G. Campagna	1/15/2008	10,000	218,900
	6/5/2008	6,000	158,220
	6/5/2008	2,000	52,740
D. Ridgely Bolgiano	7/1/2008	1,863	45,401
Steven T. Clontz	6/5/2008	6,000	158,220
	6/5/2008	2,000	52,740
Edward B. Kamins	6/5/2008	6,000	158,220
	6/5/2008	2,000	52,740
Robert S. Roath	6/5/2008	2,000	52,740

As of December 31, 2008, non-management directors had the following option and unvested restricted stock unit awards outstanding. The amount of outstanding restricted stock units reported for Mr. Bolgiano includes 348 performance-based RSUs granted to him in 2007 for his service as an employee of the company. This table does not include RSUs that, as of December 31, 2008, had vested according to their vesting schedule, but had been deferred.

	Outstanding
	Restricted Stock	Outstanding
	Units	Stock Options
Name	(#)	(#)

Harry G. Campagna	8,000	181,000
D. Ridgely Bolgiano	2,211	99,800
Steven T. Clontz	8,000	154,000
Edward B. Kamins	8,000	—
Robert S. Roath	6,000	144,190

(3)	Amounts shown reflect what the company recognized as share-based compensation expense in 2008 for financial reporting purposes in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payment (excluding risk of forfeitures related to service-based vesting conditions), for RSU awards granted pursuant to our Non-management Directors’ Compensation Plan. The assumptions used in valuing and expensing these RSU awards are incorporated by reference to Note 11 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(4)	Mr. Bolgiano retired as vice president and chief scientist of the company in June 2008. In 2008, Mr. Bolgiano received prorated compensation for his service as an employee and as a non-management director of the company. Applying the categories of compensation utilized in the Summary Compensation Table, Mr. Bolgiano’s prorated 2008 compensation for his service as an employee of the company was as follows: Salary, $93,600; Stock Awards, $19,445; Non-Equity Incentive Plan Compensation, $156,159; All Other Compensation, $8,005 (which includes quarterly cash payments equal to 3.5% of base salary, or $4,914, pursuant to the company’s supplement payment program and premiums paid by the company for group term life insurance in the amount of $3,091); Total, $277,209 (reported in the table under the column “All Other Compensation”). See the Compensation Discussion and Analysis and footnotes to the Summary Compensation Table below for additional information concerning the various categories of compensation.

(5)	Mr. Roath resigned from his positions as a member and chairman of the audit committee and member of each of the compensation and nominating and corporate governance committees on April 28, 2009. Amount reported represents payment for his service in 2008.

(6)	Mr. Shaner passed away in September 2008. Amount reported represents a prorated payment for his service in 2008.

PROPOSALS TO BE VOTED ON

Election of Director
(Proposal 1)

Which director is nominated for election?

Mr. William J. Merritt is nominated for election at the 2009 annual meeting, to serve a three-year term expiring at our annual meeting in 2012.

What is his background?

Mr. Merritt, 50, has been a director of the company since May 2005. Mr. Merritt has also served as president and chief executive officer of the company since May 2005 and as president of InterDigital Technology Corporation from July 2001 to January 2008. Mr. Merritt served as general patent counsel of the company from July 2001 to May 2005. Under the terms of Mr. Merritt’s employment agreement with the company, Mr. Merritt’s service as a director of the company is conditioned upon his retention as chief executive officer.

Who are the remaining directors?

Continuing director with term expiring at the 2010 annual meeting

Mr. Roath, 66, has been a director of the company since May 1997. Mr. Roath served as chief financial officer and senior vice president of RJR Nabisco, Inc. from April 1995 to April 1997, and he has been a director of Standard Parking, a provider of parking management services, since May 2004. He also serves as chairman of Standard Parking’s audit committee.

Continuing directors with terms expiring at the 2011 annual meeting

Mr. Campagna, 70, chairman of the board, has been a director of the company since April 1994 and chairman since April 1996. Mr. Campagna has been the chairman of the board of Qualitex Co. for more than five years and has also served as its president and chief executive officer. Qualitex Co. is involved in the manufacturing of items for the garment apparel and textile maintenance industries.

Mr. Clontz, 58, has been a director of the company since April 1998. Since January 1999, Mr. Clontz has served as president and chief executive officer of StarHub, Ltd., a Singapore-based info-communications corporation. Mr. Clontz has also served as an executive director of StarHub since 1999 and as an executive director of six of its affiliates. In April 2005, Mr. Clontz was appointed to the board of Equinix, Inc., a leading global provider of network-neutral data centers and Internet exchange services headquartered in California. In February 2004, Mr. Clontz was appointed to the executive committee of the board of Global Crossing Limited, a Bermuda corporation, which provides telecommunications solutions over a global IP-based network.

Mr. Kamins, 60, has been a director of the company since December 2003. Until his retirement in February 2009, Mr. Kamins had served as chief operational excellence officer of Avnet, Inc., a business-to-business provider of supply chain management and engineering services, since July 2005 and as Avnet’s corporate senior vice president since July 2003. He has been a principal of UpFront Advisors, LLC, a business consulting services firm, since March 2009.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
EACH OF THE NOMINEES.

Adoption and Approval of the Company’s 2009 Stock Incentive Plan
(Proposal 2)

Overview

On April 27, 2009, the board unanimously adopted and approved the company’s 2009 Stock Incentive Plan (“2009 Plan”), and is submitting the 2009 Plan to shareholders for their adoption and approval at the Annual Meeting. The board believes the company’s interests are best advanced by stimulating the efforts of employees, officers, nonemployee directors and service providers, in each case who are selected to be participants, by heightening the desire of such persons to continue working toward and contributing to the success and progress of the company. The 2009 Plan allows grants of incentive and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, any of which may be performance-based, and for incentive bonuses. The board has adopted and approved the 2009 Plan to permit the company to continue to use stock-based compensation to align shareholder and participant interests and to motivate participants providing services to the company. The company’s stock-based compensation program is currently operated under the company’s 1999 Restricted Stock Plan, 2000 Stock Award and Incentive Plan and 2002 Stock Award and Incentive Plan (collectively, the “Prior Plans”). Upon approval of the 2009 Plan by shareholders, the Prior Plans will be frozen with respect to new awards effective as of the date of our 2009 annual meeting of shareholders. As such, if the 2009 Plan is approved by shareholders, no further awards will be made under any of the Prior Plans after the date of the annual meeting.

Why You Should Vote For the 2009 Plan

The board recommends that the company’s shareholders approve the 2009 Plan because it believes the company’s ability to grant equity-based awards continues to be crucial in allowing the company to effectively compete for and appropriately motivate and reward key talent. It is in the long-term interest of both the company and its shareholders to strengthen the company’s ability to attract, motivate and retain employees, officers, nonemployee directors and certain other service providers and to provide additional incentive for those persons through stock ownership and other incentives to improve financial performance, increase profits and strengthen the mutuality of interest between those persons and the company’s shareholders.

Promotion of Good Corporate Governance Practices

The board believes the use of stock-based incentive awards promotes best practices in corporate governance by maximizing shareholder value. By providing participants in the 2009 Plan with a stake in the company’s success, the interests of the participants are aligned with those of the company’s shareholders. Specific features of the 2009 Plan that are consistent with good corporate governance practices include, but are not limited to:

•	options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date;

•	there can be no repricing of options or stock appreciation rights without shareholder approval, either by canceling the award in exchange for cash or a replacement award at a lower price or by reducing the exercise price of the award, other than in connection with a change in the company’s capitalization;

•	a “change in control” will not occur under the 2009 Plan merely upon shareholder approval of a transaction or the commencement or announcement of a tender or exchange offer for the company’s shares;

•	there is no automatic right to accelerated vesting of unvested awards upon the occurrence of a change in control as the 2009 Plan leaves the treatment of awards in connection with a change in control to the administrator (i.e., the compensation committee);

•	awards generally may not be transferred except by will or the laws of descent and distribution or, if approved by the administrator, to certain family members, family trusts, or family partnerships pursuant to a gift or domestic relations order; and

•	the company has the authority under the 2009 Plan to cancel outstanding awards (vested or unvested) in the event the applicable plan participant engages in certain “detrimental activity,” which is defined in the 2009 Plan to include engaging in any type of disloyalty to the company, conviction of a felony, and materially breaching confidentiality and noncompetition covenants with the company.

Key Data

The following table includes information regarding all of the company’s outstanding equity awards and shares available for future awards under the company’s equity plans as of March 31, 2009 (and without giving effect to this proposal 2):

Total shares underlying all outstanding options	3,316,877
Weighted average exercise price of outstanding options	$17.22
Weighted average remaining contractual life of outstanding options	4.41 years
Total shares underlying all outstanding and unvested restricted stock and restricted stock unit awards	1,512,989
Shares available for future awards that could be issued under the Prior Plans	885,561

The company has a three-year historical share utilization rate of 1.1%. A substantial portion of the equity awards granted by the company during the past three years are units attached to specific performance metrics, reflecting a strong link between pay and performance.

Section 162(m) of the Code

The board believes that it is in the best interests of the company and its shareholders to continue to provide for an equity incentive plan under which compensation awards made to the company’s executive officers can qualify for deductibility by the company for federal income tax purposes. Accordingly, the 2009 Plan has been structured in a manner such that awards granted under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). In general, under Section 162(m), in order for the company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the company’s chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the company’s shareholders. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the 2009 Plan, each of these aspects is discussed below, and shareholder approval of the 2009 Plan will be deemed to constitute approval of each of these aspects of the 2009 Plan for purposes of the approval requirements of Section 162(m).

Plan Summary

The following summary of the material terms of the 2009 Plan are qualified in their entirety by reference to the complete statement of the 2009 Plan, which is set forth in Appendix A to this Proxy Statement.

Administration

The 2009 Plan will be administered by a committee of two or more directors designated by the board which shall initially be the compensation committee. Subject to the express provisions of the 2009 Plan, the administrator is authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the 2009 Plan. In addition, the compensation committee may delegate any or all aspects of the day-to-day administration of the 2009 Plan to one or more officers or employees of the company or any subsidiary, and/or to one or more agents.

Participants

Any person who is a current or prospective officer or employee of the company or of any subsidiary will be eligible for selection by the administrator for the grant of awards under the 2009 Plan. In addition, nonemployee directors and any service providers who have been retained to provide consulting, advisory or other services to the company or to any subsidiary will be eligible for the grant of awards under the 2009 Plan. Options intending to qualify as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Code may only be granted to employees of the company or any subsidiary. Approximately 280 employees and 5 nonemployee directors currently qualify to participate in the 2009 Plan.

Shares Subject to the Plan and to Awards

The aggregate number of shares of the company’s common stock issuable pursuant to the 2009 Plan may not exceed 2,114,439, plus (i) any shares that were authorized for issuance under the Prior Plans that, as of the date of the annual meeting, remain available for issuance under the Prior Plans (not including any shares that are subject to outstanding awards under the Prior Plans or any shares that previously were issued pursuant to awards granted under the Prior Plans) and (ii) any shares subject to outstanding awards under the Prior Plans as of the date of the annual meeting that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares), subject to adjustment upon a change in the company’s capitalization. As noted above, as of March 31, 2009, 885,561 shares remained available for issuance under future awards that could be granted under the Prior Plans (which shares will cease to be available for issuance under the Prior Plans upon shareholder approval of the 2009 Plan).

As such, if the 2009 Plan is approved by shareholders, approximately 3,000,000 shares will initially be available for awards under the 2009 Plan consisting of 2,114,439 “new” shares and approximately 885,561 shares previously authorized for issuance under the Prior Plans.

The aggregate number of shares issued under the 2009 Plan at any time will equal only the number of shares actually issued upon exercise or settlement of an award. The following shares will again be available for issuance under the 2009 Plan: (a) shares subject to awards that expire, terminate or are unexercised, forfeited or settled in cash; (b) shares subject to awards that have been retained or withheld by the company in payment of the exercise price, purchase price or tax withholding obligation of an award; (c) shares subject to awards that otherwise do not result in the issuance of shares in connection with payment or settlement of an award; and (d) shares that have been delivered to the company in payment or satisfaction of the exercise price, purchase price, or tax withholding obligation.

In each calendar year a participant may be granted awards under the 2009 Plan denominated in shares relating up to his or her annual share limit. A participant’s annual share limit, in any calendar year, shall equal 300,000 shares of common stock plus the amount of the participant’s unused annual share limit as of the close of the previous year, which number shall be subject in each case to possible adjustment upon a change in the company’s capitalization. In each calendar year a participant may be granted awards under the 2009 Plan denominated in cash (and not shares) relating up to his or her annual cash limit. A participant’s annual cash limit, in any calendar year, shall equal $1.5 million plus the amount of the participant’s unused annual cash limit as of the close of the previous year.

Option Awards.

The administrator will establish the exercise price per share under each option, which, other than in the event of options granted in connection with a merger or other acquisition, will not be less than the fair market value of a share on the date the option is granted. The administrator will establish the term of each option, which in no case may exceed a period of ten (10) years from the date of grant. Options granted under the 2009 Plan may either be ISOs or options which are not intended to qualify as ISO’s, or nonqualified stock options (“NQSOs”). The 2009 Plan prohibits repricing stock options without shareholder approval.

Stock Appreciation Rights

A stock appreciation right provides the right to the monetary equivalent of the increase in value of a specified number of the shares over a specified period of time after the right is granted. Stock appreciation rights may be granted to participants either in tandem with or as a component of other awards granted under the 2009 Plan (“tandem SARs”) or not in conjunction with other awards (“freestanding SARs”). All freestanding SARs will be granted subject to the same terms and conditions applicable to options as set forth above and in the 2009 Plan and all tandem SARs will have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the award to which they relate. The 2009 Plan prohibits repricing stock appreciation rights without shareholder approval.

Restricted Stock and Restricted Stock Units

Restricted stock is an award or issuance of shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Restricted stock units are awards denominated in units of shares under which the issuance of shares is subject to conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Participants holding shares of restricted stock granted under the 2009 Plan may exercise full voting rights with respect to those shares during the period of restriction. Participants will have no voting rights with respect to shares underlying restricted stock units unless and until such shares are reflected as issued and outstanding shares on the company’s stock ledger. Participants in whose name restricted stock is granted will be entitled to receive all dividends and other distributions paid with respect to those shares, unless determined otherwise by the administrator. shares underlying restricted stock units will be entitled to dividends or dividend equivalents only to the extent provided by the administrator.

Incentive Bonuses

Each incentive bonus will confer upon the participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period specified by the administrator. The administrator will establish the performance criteria and level of achievement versus these criteria that will determine the target and maximum amount payable under an incentive bonus, which criteria may be based on financial performance and/or personal performance evaluations.

Deferral of Gains

The administrator may, in an award agreement or otherwise, provide for the deferred delivery of shares upon settlement, vesting or other events with respect to restricted stock or restricted stock units, or in payment or satisfaction of an incentive bonus.

Qualifying Performance Criteria

The administrator may establish performance criteria and level of achievement versus such criteria that will determine the number of shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an award, which criteria may be based on “qualifying performance criteria” (as described below) or other standards of financial performance and/or personal performance evaluations. In addition, the administrator may specify that an award or a portion of an award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such award or portion of an award that is intended by the administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more qualifying performance criteria selected by the administrator and specified at the time the award is granted. The administrator will certify the extent to which any qualifying performance criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any award that is intended to satisfy the requirements for “performance-based compensation” under

Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of shares issued under or the amount paid under an award may be reduced, but not increased, by the administrator on the basis of such further considerations as the administrator in its sole discretion may determine.

For purposes of the 2009 Plan, the term “qualifying performance criteria” means any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the administrator: (i) net sales; (ii) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (iii) net income or net income per common share (basic or diluted); (iv) return on assets (gross or net), return on investment, return on capital, or return on equity; (v) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (vi) interest expense after taxes; (vii) economic value added or created; (viii) operating margin or profit margin; (ix) stock price or total shareholder return; (x) average cash balance or cash position; and (xi) strategic business criteria, consisting of one or more objectives based on meeting specified product development, strategic partnering, licensing, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

To the extent consistent with Section 162(m) of the Code, the administrator (i) may appropriately adjust any evaluation of performance under a qualifying performance criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the company’s financial statements or notes to the financial statements, and (ii) may appropriately adjust any evaluation of performance under a qualifying performance criteria to exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax law or other such laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs and (e) accruals of any amounts for payment under the 2009 Plan or any other compensation arrangement maintained by the company.

Settlement of Awards

Awards, may be settled in shares, cash or a combination thereof, as determined by the administrator.

Amendment and Termination

The board may amend, alter or discontinue the 2009 Plan and the administrator may amend, or alter any agreement or other document evidencing an award made under the 2009 Plan, except no such amendment may, without the approval of the shareholders of the company (other than in respect of a change in the company’s capitalization): increase the maximum number of shares for which awards may be granted under the 2009 Plan; reduce the exercise price of outstanding options; extend the term of the 2009 Plan; change the class of persons eligible to be participants; otherwise amend the 2009 Plan in any manner requiring shareholder approval by law or under the NASDAQ Global Select Market listing requirements; or increase the individual maximum limits set forth in the 2009 Plan.

No amendment or alteration to the 2009 Plan or an award or award agreement may be made which would impair the rights of the holder of an award, without such holder’s consent, provided that no such consent will be required if the administrator determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for the company, the 2009 Plan or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

Change in Control

Unless otherwise expressly provided in an award agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a change in control (as defined in the 2009 Plan), the administrator may provide for the acceleration of the vesting and, if applicable, exercisability of any outstanding award, or the lapsing of any conditions of restrictions on or the time for payment in respect of any outstanding award, upon termination of the participant’s employment following a change in control. In addition, unless otherwise expressly provided in an award agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a change in control, the administrator may provide that any or all of the following will occur in connection with a change in control: (i) the substitution for the shares subject to any outstanding award, stock or other securities of the surviving corporation or any successor corporation to the company, in which event the aggregate purchase or exercise price, if any, of such award will remain the same, (ii) the conversion of any outstanding award into a right to receive cash or other property upon or following the consummation of the change in control in an amount equal to the value of the consideration to be received by holders of shares in connection with such transaction for one share, less the per share purchase or exercise price of such award, if any, multiplied by the number of shares subject to such award, and/or (iii) the cancellation of any outstanding and unexercised awards upon or following the consummation of the change in control.

Adjustments

In the event that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), stock split or a combination or consolidation of the outstanding shares into a lesser number of shares, is declared with respect to the shares, the authorization limits provided in the 2009 Plan may be increased or decreased proportionately, and the shares then subject to each award may be increased or decreased proportionately without any change in the aggregate purchase price of those shares. In the event the shares will be changed into or exchanged for a different number or class of shares of stock or securities of the company or of another corporation, whether through recapitalization, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the company, issuance of warrants or other rights to purchase shares or other securities of the company, or any other similar corporate transaction or event affects the shares such that an equitable adjustment would be required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2009 Plan, then the authorization limits provided in the 2009 Plan may be adjusted proportionately, and an equitable adjustment may be made to each share subject to an award such that no dilution or enlargement of the benefits or potential benefits occurs.

Transferability

Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or stock appreciation right may be exercisable only by the participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the administrator, the person to whom an award is initially granted may make certain limited transfers to certain family members, family trusts, or family partnerships.

No Right to Company Employment

Nothing in the 2009 Plan or an award agreement will interfere with or limit in any way the right of the company, its subsidiaries and/or its affiliates to terminate any participant’s employment, service on the board or service for the company at any time or for any reason not prohibited by law, nor will the 2009 Plan or an award itself confer upon any participant any right to continue his or her employment or service for any specified period of time. Neither an award nor any benefits arising under the 2009 Plan will constitute an employment contract with the company, any subsidiary and/or its affiliates.

Compliance with Law

The 2009 Plan, the grant, issuance, vesting, exercise and settlement of awards thereunder, and the obligation of the company to sell, issue or deliver shares under such awards, will be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The company will not be required to issue or deliver any certificates for shares prior to the completion of any registration or qualification of such shares under any federal or state law or issuance of any ruling or regulation of any government body which the company will, in its sole discretion, determine to be necessary or advisable.

Effective Date and Termination of the 2009 Plan

The 2009 Plan will become effective on June 4, 2009, subject to approval by the company’s shareholders. The 2009 Plan will remain available for the grant of awards until the tenth (10th) anniversary of the effective date.

Federal Income Tax Treatment

The following discussion of the federal income tax consequences of the 2009 Plan is intended to be a summary of applicable federal law as currently in effect. It should not be taken as tax advice by 2009 Plan participants, who are urged to consult their individual tax advisors.

Stock Options

ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs do not comply with such requirements.

An optionee is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the optionee’s gain, if any, upon a subsequent disposition of such shares is long term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an ISO before satisfying these holding periods, the optionee will recognize both ordinary income and capital gain in the year of disposition. The company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the company will be entitled to a deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.

In order for an option to qualify for ISO tax treatment, the grant of the option must satisfy various other conditions more fully described in the Code. The company does not guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as an NQSO described below.

An optionee is not taxed on the grant of an NQSO. On exercise, the optionee recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. The company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. The optionee’s gain (or loss) on subsequent disposition of the shares is long term capital gain (or loss) if the shares are held for at least one year following exercise. The company does not receive a deduction for this gain.

Stock Appreciation Rights

An optionee is not taxed on the grant of a stock appreciation right. On exercise, the optionee recognizes ordinary income equal to the cash or the fair market value of any shares received. The company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income.

Restricted Stock and Restricted Stock Units

Grantees of restricted stock or restricted stock units do not recognize income at the time of the grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the company will receive a corresponding deduction. However, no later than 30 days after a participant receives an award of restricted stock, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to the company (e.g., upon the participant’s termination prior to vesting), the participant may not claim a deduction with respect to the income recognized as a result of the election. Dividends paid with respect to unvested shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

Incentive Bonuses

A participant will have taxable income at the time an incentive bonus award becomes payable, and, if the participant has timely elected deferral to a later date, such later date. At that time, the participant will recognize ordinary income equal to the value of the amount then payable.

Company Deduction and Section 162(m)

For the individual serving as the chief executive officer of the company at the end of the taxable year and for the individuals serving as officers of the company or a subsidiary at the end of such year who are among the three highest compensated officers (other than the chief executive officer and chief financial officer) for proxy reporting purposes, Section 162(m) limits the amount of compensation otherwise deductible by the company and its subsidiaries for such year to $1,000,000 for each such individual except to the extent that such compensation is “performance-based compensation.” The company expects that NQSOs, ISOs and stock appreciation rights should qualify as performance-based compensation. The compensation committee may establish performance conditions and other terms with respect to grants of restricted stock, restricted stock units and incentive compensation awards in order to qualify such grants as performance-based compensation for purposes of Section 162(m).

New Plan Benefits.

The benefits that will be awarded or paid under the 2009 Plan are not currently determinable. Such awards are within the discretion of the compensation committee, and the compensation committee has not determined future awards or who might receive them. Information about awards granted in fiscal year 2008 under the company’s prior plans to the company’s named executive officers can be found in the table under the heading “Grants of Plan-Based Awards” on page 35 of this proxy statement. As of April 7, 2009, the closing price of a share of the company’s common stock was $25.76.

Vote Required and Board Recommendation

The affirmative vote of a majority of the votes cast is required for the adoption and approval of the company’s 2009 Stock Incentive Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
ADOPTION AND APPROVAL OF THE COMPANY’S 2009 STOCK INCENTIVE PLAN.

Ratification of Appointment of Independent Registered Public
Accounting Firm
(Proposal 3)

The audit committee has appointed PwC as the company’s independent registered public accounting firm for the year ending December 31, 2009. PwC has served as the independent registered public accounting firm of the company since 2002.

Although ratification of the appointment of PwC is not legally required, the board is submitting it to the shareholders as a matter of good corporate governance. If the shareholders do not ratify the appointment, the audit committee will consider the selection of another independent registered public accounting firm in future years.

Representatives from PwC will be present at the annual meeting to make a statement, if they so desire, and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees for professional services delivered by PwC for the fiscal years ended December 31, 2008 and 2007 were as follows:

	2008	2007

Description of Fees
Audit Fees(1)	$649,000	$632,856
Audit-Related Fees(2)	$78,700	$47,732
Tax Fees — Other(3)	$297,639	123,632
All Other Fees(4)	$1,500	$1,500
Totals	$1,026,839	$805,720

(1)	Audit Fees consist of the aggregate fees billed by PwC in the above two fiscal years for professional services rendered by PwC for the integrated audit of the company’s consolidated financial statements and the company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, for review of the company’s interim consolidated quarterly financial statements included in the company’s Forms 10-Q and services that are normally provided by PwC in connection with regulatory filings or engagements for the above fiscal years.

(2)	Audit-Related Fees consist of fees incurred for assurance and related services by PwC that were reasonably related to the performance of the audit or review of the company’s financial statements and are not reported above under the caption “Audit Fees,” and relate primarily to consultation concerning financial accounting and reporting standards.

(3)	Tax Fees — Other consist of the aggregate fees billed by PwC in the above two fiscal years related to a foreign tax study.

(4)	All Other Fees consist of the aggregate fees billed by PwC in the above two fiscal years for certain accounting research software purchased by the company from PwC.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services
of Independent Registered Public Accounting Firm

The audit committee’s policy requires that it pre-approve all audit and non-audit services to be performed by the company’s independent registered public accounting firm. Unless a service falls within a category of services that the audit committee has pre-approved, an engagement to provide the service requires pre-approval by the audit committee. Also, proposed services exceeding pre-approved cost levels require specific pre-approval.

Consistent with the rules established by the SEC, proposed services to be provided by the company’s independent registered public accounting firm are evaluated by grouping the service fees under one of the following four categories: Audit Services, Audit-Related Services, Tax Services and All Other Services. All proposed services are discussed and approved by the audit committee. In order to render approval, the audit committee has available a schedule of services and fees approved by category for the current year for reference, and specific details are provided. The audit committee does not pre-approve services related only to the broad categories noted above.

The audit committee has delegated pre-approval authority to its chairman for cases where services must be expedited. The company’s management provides the audit committee with reports of all pre-approved services and related fees by category incurred during the current fiscal year, with forecasts of additional services anticipated during the year.

All of the services related to fees disclosed above were pre-approved by the audit committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

REPORT OF THE AUDIT COMMITTEE

As more fully described in the charter, the audit committee oversees the company’s financial reporting processes on behalf of the board. In fulfilling our oversight responsibilities, the audit committee has reviewed and discussed with management the company’s audited consolidated financial statements for the year ended December 31, 2008, including a discussion of the acceptability and appropriateness of significant accounting principles and management’s assessment of the effectiveness of the company’s internal control over financial reporting. Management has represented to us that the company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and considered appropriate in the circumstances to present fairly the company’s financial position, results of operations and cash flows. The audit committee has also reviewed and discussed with PwC, the company’s independent registered public accounting firm, their evaluation of the company’s internal control over financial reporting and other business matters. Further, the audit committee has discussed with PwC the matters required to be discussed with the independent registered public accounting firm by Statement on Auditing Standards No. 61 (communications with audit committees), as amended and adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The audit committee has also received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the accountant’s communications with the audit committee concerning independence and has discussed with PwC their independence.

Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, we recommended to the board that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2008 for filing with the SEC, and we retained PwC as the company’s independent registered public accounting firm for the year ending December 31, 2009.

AUDIT COMMITTEE:

Edward B. Kamins, Chairman
Steven T. Clontz
Robert S. Roath(1)

(1)	Mr. Roath resigned from his position as a member and chairman of the audit committee on April 28, 2009.

EXECUTIVE OFFICERS

Set forth below is certain information concerning our executive officers as of April 30, 2009:

Name	Age	Position

William J. Merritt	50	President and Chief Executive Officer
Scott A. McQuilkin	54	Chief Financial Officer
Richard J. Brezski	36	Vice President, Controller and Chief Accounting Officer
Gary D. Isaacs	49	Chief Administrative Officer
Brian G. Kiernan	62	Executive Vice President, Standards
Mark A. Lemmo	51	Executive Vice President, Corporate Development
James J. Nolan	48	Executive Vice President, Research and Development
Janet Meenehan Point	50	Executive Vice President, Communications and Investor Relations
Lawrence F. Shay	50	President, InterDigital’s Patent Holding Subsidiaries, Executive Vice President, Intellectual Property, and Chief Intellectual Property Counsel
Steven W. Sprecher	54	General Counsel and Secretary

There are no family relationships among the individuals serving as our directors or executive officers. Set forth below are the name, office and position held with our company and principal occupations and employment during the past five years of each of our executive officers. Biographical information on Mr. Merritt is discussed under the heading “Election of Director” — “What is his background?” on page 10 of this proxy statement.

Scott A. McQuilkin joined the company as chief financial officer in July 2007. Prior to joining the company, Mr. McQuilkin served as executive vice president and chief financial officer of GHR Systems, Inc., a provider of lending automation technology and services, from February 2000 until June 2007, and was responsible for all financial activities, including accounting, budgeting/forecasting, capital planning, cash management, strategic planning, mergers and acquisitions, tax, purchasing and payables. In August 2006, GHR Systems, Inc. was acquired by Metavante Corporation, a wholly owned subsidiary of Marshall & Ilsley Corporation, a diversified financial services company. GHR Systems, Inc. was retained as a wholly owned affiliate of Metavante Corporation, a provider of banking and payment technology solutions.

Richard J. Brezski joined the company as controller in May 2003. In February 2007, Mr. Brezski was appointed chief accounting officer and remained controller. In January 2009, in addition to being chief accounting officer and controller, Mr. Brezski was promoted to vice president. Prior to joining the company, Mr. Brezski served as an audit manager for PwC’s technology practice.

Gary D. Isaacs joined the company as director of human resources in September 1998. Mr. Isaacs was promoted to vice president of human resources in April 1999. In February 2007, Mr. Isaacs was named chief administrative officer, responsible for overseeing the company’s corporate resources and information systems functions.

Brian G. Kiernan was promoted to senior vice president, standards, in July 1997. In February 2007, Mr. Kiernan’s title was revised to executive vice president, standards, without a change in responsibilities.

Mark A. Lemmo was the company’s executive vice president, business development and product management, from April 2000 to April 2009. In April 2009, in connection with the company’s decision to expand its technology development and licensing business and realign its SlimChipTM business, Mr. Lemmo was named executive vice president, corporate development, responsible for overseeing the company’s strategic alliances and merger and acquisition activities.

James J. Nolan joined the company in 1996 and, until his election as senior engineering officer in May 2006, held a variety of engineering positions, including vice president of systems engineering. In February 2007, Mr. Nolan’s title was revised to executive vice president, engineering, without a change in responsibilities. In April 2009, in connection with the company’s decision to expand its technology development and licensing business and realign its SlimChip business, Mr. Nolan was named executive vice president, research and development, responsible for leading the company’s technology development programs.

Janet Meenehan Point joined the company in January 2000, as director of investor relations. In January 2006, she was promoted to senior communications officer for the company, responsible for corporate communications, investor relations and marketing. In February 2007, Ms. Point’s title was revised to executive vice president, communications and investor relations, without a change in responsibilities.

Lawrence F. Shay joined the company as vice president and general counsel in November 2001 and served as corporate secretary from November 2001 to September 2004. In February 2007, Mr. Shay’s title was revised to chief legal and government affairs officer, without a change in responsibilities. In January 2008, in addition to being chief legal and government affairs officer, Mr. Shay was appointed president of the company’s patent holding subsidiaries and executive vice president, intellectual property, and chief intellectual property counsel of the company. Mr. Shay relinquished the chief legal and government affairs officer title upon the promotion of Steven W. Sprecher to general counsel and government affairs officer in March 2008.

Steven W. Sprecher joined the company as deputy general counsel in September 2007, and he was promoted to general counsel and government affairs officer in March 2008. In September 2008, Mr. Sprecher was also appointed secretary of the company. Prior to joining the company, Mr. Sprecher served as vice president, legal, for Mindspeed Technologies, Inc., a semiconductor manufacturer, from April 2004 to August 2007.

The company’s executive officers are appointed to the offices set forth above to hold office until their successors are duly elected and qualified.

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on its review and discussions, has recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:

Harry G. Campagna, Chairman
Steven T. Clontz
Robert S. Roath(1)

(1)	Mr. Roath resigned from his position as a member of the compensation committee on April 28, 2009.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis focuses on the company’s compensation strategy, programs and practices for 2008 for the executive officers named in the Summary Compensation Table (the “named executive officers”) that follows this discussion.

Compensation Objectives and Philosophy

The compensation and benefits provided to the company’s named executive officers generally have, as their primary purpose, the attraction, retention and motivation of talented employees who will drive the execution of the company’s strategic plan, encourage stock ownership and create long-term value for shareholders.

The core objectives of the company’s compensation program are to:

•	Provide a uniform and equitable means of recognizing and rewarding named executive officers based on their individual and collective contributions to company, departmental and individual goals with an overarching “pay for performance” philosophy;

•	Provide that all elements of our compensation program (base pay, incentive compensation, equity awards) remain competitive through regular assessments of market conditions, the use of industry-specific surveys and routine benchmarking of peer company compensation practices and programs; and

•	Incorporate flexibility in order to meet the rapidly changing market dynamics of the telecommunications industry.

The company’s total compensation program is part of an overall strategy to create an environment of collective effort toward common goals, to give each named executive officer both short- and long-term stakes in the success of the company and to reward named executive officers appropriately when company performance meets or exceeds desired objectives.

Factors Considered in Setting Compensation

In establishing compensation for the named executive officers, the compensation committee exercises its judgment after considering the following factors:

•	Company performance relative to established corporate goals;

•	Compensation levels at our peer group companies; and

•	The individual performance of the named executive officers.

In evaluating the accomplishment of 2008 goals and related compensation awards for the named executive officers, the compensation committee considered the company’s strong performance during 2008. During 2008, the company entered into a patent license agreement with Samsung, a top-5 3G handset manufacturer; secured agreements with several other patent and technology licensees; delivered solid financial results; significantly matured the patent licensing business; and secured a product design win for its SlimChip family of mobile broadband modem solutions. The compensation committee also considered the extent to which the company achieved corporate goals established under the company’s Annual Employee Bonus Plan and Long Term Compensation Program (“LTCP”), as well as the chief executive officer’s assessment regarding the company’s achievement of the corporate goals. The committee determined that the company achieved 100% of the 2008 corporate goals under the Annual Employee Bonus Plan.

The compensation committee also considered the compensation practices of other companies in the telecommunications/communications industry. Consistent with the core objectives of the company’s compensation program, the compensation committee seeks to provide compensation that is competitive in light of current market conditions and industry practices. Accordingly, the compensation committee reviews data on peer group companies to gain a general perspective on the compensation levels and practices at these companies and to assess the relative competitiveness of the compensation paid to the company’s named executive officers. The peer group data serve as a reference point and guideline for the compensation committee in evaluating competitiveness; the committee does not target compensation for individual named executive officers to specific benchmarks. As discussed above, the compensation committee has engaged CSI to assist it in the process of identifying peer group companies and gathering information on their practices. As part of the market review conducted in 2007, CSI identified a peer group that included 21 companies generally from the technology/communications industry sector, including several companies that had patent/licensing components to their businesses. The peer group companies had annual revenues ranging from $160 million to

$1 billion, with median revenue of approximately $410 million. The companies comprising the peer group were:

ADTRAN Inc.	Avocent Corporation
C-COR Incorporated	Ciena Corporation
Comtech Telecommunications Corp.	DSP Group, Inc.
Harmonic Inc.	Infospace, Inc.
Macrovision Corporation	Openwave Systems Inc.
PMC-Sierra Inc.	Polycom, Inc.
Powerwave Technologies, Inc.	Rambus Inc.
RF Micro Devices Inc.	Skyworks Solutions Inc.
Sonus Networks, Inc.	Tekelec
Tessera Technologies Inc.	TriQuint Semiconductor Inc.
Viasat Inc.

CSI gathered available information about individual positions, elements of compensation and overall compensation at the peer group companies and provided the compensation committee with this data, which the compensation committee reviewed. Although the compensation committee does not specifically target the median in setting compensation for the named executive officers, the company’s practice has been to pay at the median for comparable roles in the marketplace in order to attract, retain and motivate talented leaders. In 2008, the compensation committee determined that it was not necessary for CSI to conduct another market review of the company’s compensation programs, and no significant changes were made to the company’s compensation programs for 2008.

The third factor that the compensation committee considered in determining compensation for our named executive officers in 2008 was individual performance, including the chief executive officer’s assessment of the other named executive officers’ individual performance. The compensation committee considered individual performance when setting both base salaries and the amount of the named executive officers’ annual bonuses, which, as discussed below, are based 25% on individual performance. As a result of these factors, base salary and annual bonuses for the named executive officers increased during 2008 as compared to 2007.

Role of Compensation Committee, Executive Officers and Compensation Consultant in Compensation Decisions

The compensation committee determines the structure and amount of all named executive officer compensation. The committee has final authority with respect to these compensation decisions. The committee considers the recommendations of the chairman of the board in determining the base salary of the chief executive officer and the individual performance component of his annual bonus. As part of the annual performance and compensation review for our named executive officers other than the chief executive officer, the committee considers the chief executive officer’s assessment of each named executive officer’s individual performance, including identification of major individual accomplishments, and his recommendations with respect to their compensation. In addition, the chief executive officer provides an assessment to the compensation committee regarding the extent to which the company achieved corporate goals established under the company’s Annual Employee Bonus Plan and LTCP. From time to time, the compensation committee may also receive information from other executive officers about matters such as compensation trends and changes in the law that might affect the terms of the company’s compensation plans.

The compensation committee has retained CSI to assist the committee by providing relevant market data (including peer group benchmarking) and by making recommendations to the committee regarding the structure and amounts of various components of executive compensation. CSI reports directly to the compensation committee. As discussed above under the heading “How are directors compensated?,” CSI conducts periodic market reviews of the company’s non-management director compensation and provides other advice to the committee on director compensation matters. In addition, from time to time, CSI may advise the board and management on an ad hoc basis about discrete compensation-related issues. In June 2007, at the compensation committee’s direction, CSI conducted a market review of the company’s compensation levels for its senior executives. As discussed in more detail below, CSI assessed the competitiveness of the company’s named executive officer compensation as measured against a peer group recommended by CSI. In 2008, the compensation committee determined that it was not necessary for CSI to conduct another market review of the company’s named executive officer compensation, and no significant changes were made to the company’s named executive officer compensation for 2008.

Elements of Executive Compensation — Overview

The various elements of our compensation program are designed to promote specific compensation objectives, with a view toward furthering the three core objectives of the program, which are described above. The company’s compensation program for its named executive officers includes a mix of current and long-term compensation, both of which have cash and equity components.

The basic components of the named executive officers’ current compensation are:

•	Base salary;

•	Annual bonus;

•	401(k) matching and profit-sharing contributions; and

•	Supplemental payment program.

Long-term compensation for the named executive officers is paid out under the LTCP, as more fully described below. The LTCP has two components: (i) equity (in the form of time- and performance-based RSUs) and (ii) a long-term incentive cash award based on the achievement of corporate goals after the completion of cycles that are generally three years in length.

As a retention incentive, every employee of the company receives a cash supplemental payment equal to 3.5% of the employee’s base salary, as discussed further below under “Supplemental Payment and Profit-Sharing Programs.” In 2008, all executive-level employees, including the named executive officers, declined to participate in the supplemental payment program. For 2009, each executive-level employee, including each named executive officer, received a one-time grant of 1,000 shares of the company’s common stock, which are subject to a one-year restriction on transferability. The named executive officers are also eligible for and participate in a variety of savings, health and welfare plans that are available to all U.S. employees of the company.

The company has not established formal goals or policies for allocating between cash and non-cash compensation for our named executive officers. Similarly, the company has not established formal goals or policies for allocating between current and long-term compensation for our named executive officers. Instead, we believe that the structures of the Annual Employee Bonus Plan and the LTCP, as described in more detail below, result in allocations that are market-competitive, fair and reasonable in this regard.

Current Compensation

Base Salary

Base salary is the guaranteed element of a named executive officer’s annual cash compensation. Base salaries for the company’s named executive officers are designed to attract and retain highly qualified individuals. The compensation committee approves base salaries for the named executive officers annually based on the committee’s assessment of each named executive officer’s individual performance during the prior year and his or her experience and scope of responsibilities within the company. The committee also considers salaries paid to similarly situated executives within the company’s peer group and information on changes in the Consumer Price Index provided by management.

In 2008, salary adjustments for our named executive officers were based primarily on individual performance and peer group data. Although the compensation committee does not specifically target the median in setting compensation for the named executive officers, the company’s practice has been to pay at the median for comparable roles in the marketplace in order to attract, retain and motivate talented leaders. Individual adjustments were made after the compensation committee considered the performance of each executive, together with job tenure, individual responsibilities, the unique nature of certain positions and other elements of the individual’s annual cash, total and projected compensation. Salary adjustments for 2008 resulted in increases ranging from 3% to 7% for the named executive officers except Mr. Shay, who received an additional 9.8% increase based on his appointment as president of the company’s patent holding subsidiaries and as executive vice president, intellectual property, and chief intellectual property counsel of the company, with management oversight for the company’s patent litigation, licensing and portfolio matters.

Annual Bonuses

Bonus awards are designed to reward the achievement of annual business goals and reward the individual accomplishments of the named executive officers. Bonuses are payable to the named executive officers under the company’s Annual Employee Bonus Plan. The targeted annual bonus of each of the company’s named executive officers is set as a percentage of salary. For 2008, that percentage was 57% for Mr. Merritt, 50% for Mr. Shay and 40% for the other named executive officers. The amount awarded is based 75% on achievement of annual corporate goals and 25% on individual performance.

In 2008, the primary corporate goals were securing additional patent and technology licenses, securing a meaningful product design win, enhancing the company’s intellectual property portfolio and strengthening the organization. The specific goals, and the relative weights assigned to each, were as follows:

Goal	Description	Target Weight

Top-5 3G handset licensing	The number of licensees licensed in the year correspond to the attainment of 0% to 300% of the designated target weight percentage	25%
Non-top-5 handset licensing	The number of licensees licensed in the year correspond to the attainment of 0% to 100% of the designated target weight percentage	10%
Product business	Secure a meaningful product design win to attain between 0% and 100% of the designated target weight percentage	10%
IP business	The number of modem IP licensees licensed in the year correspond to the attainment of 0% to 100% of the designated target weight percentage	10%
Cash spending	Excluding litigation, arbitration, annual bonus and other non-operational expenses, hold cash spending below a specified dollar amount to attain between 0% and 130% of the designated target weight percentage	15%
Acquisitions/investments	Build pipeline of acquisition/investment opportunities to attain between 0% and 100% of the designated target weight percentage	10%
IPR positioning	Obtain a minimum number of patented or patentable contributions accepted into the various standards bodies applicable to the company to attain between 0% and 100% of the designated target weight percentage	12.5%
Organizational development	Complete and implement development plans, rotational assignments, training compliance and annual organizational reviews to attain between 0% and 100% of the designated target weight percentage	7.5%
TOTAL		100%

The annual corporate goals are generally structured to challenge management to achieve results that collectively yield a payout at or about 100% of target. At the end of 2008, the chief executive officer provided his assessment to the compensation committee regarding the extent to which the company achieved the annual corporate goals. The committee considered this assessment and also discussed various other factors that contributed to the company’s successes in areas not identified in the goals enumerated under the plan.

Following discussion among the members, the compensation committee determined that the company achieved 100% of the 2008 annual corporate goals.

In determining the annual bonus of the chief executive officer for 2008, the compensation committee considered the recommendations of the chairman of the board and reviewed the individual performance of the chief executive officer in 2008. For the other named executive officers, the compensation committee reviewed the performance assessments provided by the chief executive officer. The compensation committee also has discretion to exercise its judgment based on interactions with each named executive officer. As noted above, the amount awarded as annual bonus is based 75% on achievement of annual corporate goals and 25% on individual performance. The payout under the portion of the annual bonus attributable to individual performance may range from 0% to 150% of the target amount for such portion, depending upon the individual executive’s performance assessment.

With respect to the fiscal 2007 annual bonuses paid to the named executive officers in 2008, 30% of each was in the form of shares of the company’s common stock, which are subject to a two-year restriction on transferability. The purpose of paying a portion of the annual bonuses in the form of equity was to enhance senior management stock ownership and foster the alignment of senior management’s interests with those of our shareholders. Due to the restriction on transfer, the officers also received a tax gross-up on the value of the bonus shares, which was intended to ensure that the amount of the officers’ annual bonus equaled what they otherwise would have received if the bonus was paid entirely in cash. The annual bonuses for fiscal 2008 paid to the named executive officers in 2009 were entirely in cash.

Savings and Protection (401(k)) Plan

The company’s Savings and Protection Plan (the “401(k) Plan”) is a tax-qualified retirement saving plan pursuant to which employees, including the named executive officers, are able to contribute the lesser of 100% of their annual base salary or the limit prescribed by the Internal Revenue Service (“IRS”) on a pre-tax basis. The company provides a 50% matching contribution, paid in shares of company common stock, on the first 6% of an employee’s salary contributed to the 401(k) plan, up to the cap mandated by the IRS.

Supplemental Payment and Profit-Sharing Programs

The supplemental payment program provides all employees with an annual cash payment equal to 3.5% of their annual base salary, payable quarterly in arrears. This program is designed to reduce the need to provide any perquisites to employees and to serve as a retention incentive. In 2008, all executive-level employees, including the named executive officers, declined to participate in the supplemental payment program. For 2009, each executive-level employee, including each named executive officer, received a one-time grant of 1,000 shares of the company’s common stock, which are subject to a one-year restriction on transferability. The purpose of paying the supplement in the form of equity is to enhance senior management stock ownership, thereby fostering the alignment of senior management’s interests with those of our shareholders.

In addition, the compensation committee approved a profit-sharing 401(k) contribution to each employee, including the named executive officers, of 1.5% of the employee’s salary earned in 2008, up to the cap mandated by the IRS, which was paid in shares of company common stock in first quarter 2009.

Long-Term Incentives

The company’s LTCP is designed to incentivize the named executive officers to achieve strong corporate performance aligned with the company’s long-term strategic plan, to align the interests of the named executive officers with shareholders and to attract and retain highly qualified individuals. The LTCP is comprised of both equity and cash components, which include:

•	Performance-based and time-based RSU awards; and

•	A performance-based cash award.

The LTCP consists of overlapping cycles that are generally three years in length. The first cycle under the program covered the period from April 1, 2004 to January 1, 2006 (“Cycle 1”) and included both RSU and cash components. The second cycle originally covered the period from January 1, 2005 to January 1, 2008 (“Cycle 2”) and also included both RSU and cash components. In second quarter 2005, the compensation committee amended the LTCP to revise only the cash award portion of Cycle 2 to cover a 3 1/2-year period from July 1, 2005 through December 31, 2008 (“Cycle 2a”). The compensation committee amended the LTCP because it believed that several events, including the conclusion of a major arbitration that would have had a significant one-time effect on achievement of corporate goals, and the appointment of a new chief executive officer, warranted the establishment of new long-term goals, and because the parallel cycles that previously existed resulted in erratic expense patterns for the company every other year. The RSU component of the third cycle (“RSU Cycle 3”) began on January 1, 2007 and runs to January 1, 2010; the cash component of the third cycle (“Cash Cycle 3”) began on January 1, 2008 and runs through December 31, 2010. The RSU component of the fourth cycle (“RSU Cycle 4”) began on January 1, 2009 and runs to January 1, 2012; the cash component of the fourth cycle (“Cash Cycle 4”) will begin on January 1, 2010 and run through December 31, 2012.

Participants may earn a pro-rata portion of their awards under the LTCP in the event of death, disability or retirement or if the company terminates their employment without cause. Participants also may earn their full awards in the event of a change in control of the company as defined under the LTCP.

Equity Awards

Each named executive officer receives RSU awards under the LTCP based on a percentage of their base salary at the time of grant. Awards under the LTCP are paid out at the end of each cycle for all participants. Until 2006, the equity component of the LTCP consisted solely of time-based RSUs. To align management’s compensation with corporate performance more closely, in August 2006 members of senior management were offered the opportunity to exchange 50% of their then-current time-based RSUs (from Cycle 2) for an equal number of performance-based RSUs, with the level of payout tied to the company’s achievement of pre-approved performance goals established by the compensation committee. All the named executive officers participated in this exchange offer, other than Mr. McQuilkin, who joined the company in July 2007 and was therefore not eligible to participate in the equity award portion of Cycle 2. In December 2006, the LTCP was amended so that, beginning with RSU Cycle 3, executives now receive 50% of their RSU grant as performance-based RSUs and 50% as time-based RSUs.

Under the performance-based RSU component of the LTCP, 100% achievement of the corporate goals set by the compensation committee results in a 100% payout of the performance-based RSU incentive target amounts. For each 1% change above or below 100% achievement, the actual award amount is adjusted by four percentage points, with a minimum payout of 80% of target and a maximum payout of 300%. For performance that falls below 80% of target, no RSU payout would occur.

RSU Cycle 4

The amount of RSUs (both time- and performance-based) granted on January 1, 2009 pursuant to RSU Cycle 4 to each named executive officer was based on the following percentages of base salary:

Percentage of
Named Executive Officer	Base Salary

William J. Merritt	120%
Scott A. McQuilkin	100%
Mark A. Lemmo	90%
William C. Miller	90%
Lawrence F. Shay	100%

The goals associated with RSU Cycle 4 are being formulated in light of the company’s recent decision to expand its technology development and licensing business and realign its SlimChip business. The payout may exceed or be less than the targeted percentage of base salary depending on the company’s level of goal achievement, or there may be no payout at all if the company fails to meet the minimum performance goals for the cycle.

Cash Awards

The cash portion of the LTCP provides performance-based cash awards to the named executive officers based on the company’s achievement of pre-approved performance goals established by the compensation committee for each program cycle. As with the equity component discussed above, each participant’s target award is established as a percentage of their base salary in effect at the start of each cycle, and the payout is based on the company’s achievement of the applicable long-term goals.

Cycle 2a

For Cycle 2a, the percentages of July 1, 2005 base salaries used to calculate the LTCP cash awards to the named executive officers were as follows:

Percentage of
Named Executive Officer	Base Salary

William J. Merritt	120%
Scott A. McQuilkin(1)	80%
Mark A. Lemmo	90%
William C. Miller	80%
Lawrence F. Shay	80%

(1)	Mr. McQuilkin’s prorated award under Cycle 2a was based on 80% of his salary on July 9, 2007, his date of hire.

The objectives underlying the goals established for Cycle 2a were to drive the company’s strategic plan and complement the annual bonus plan goals. The goals associated with Cycle 2a were: (i) achieve patent licensing / technology solutions revenue coverage at a specified target percentage of the 3G market on terms consistent with our strategic plan; (ii) generate a specified amount of free cash flow over the period of the cycle; and (iii) expand the company’s business beyond 3G baseband through the execution of additional agreements.

The Cycle 2a goals were structured to challenge management to achieve results that collectively yield a payout at or about 100% of target. The compensation committee reviewed progress toward these goals as of December 31, 2008 and authorized payouts at the 175% level, which reflects the company’s overachievement of the goal relating to free cash flow. The committee also took note that the company was then evaluating a number of strategic options for its modem business, and, therefore, with respect to certain executive officers, including each of the named executive officers, the committee deferred payment of 30% of the amounts due to those executive officers, including each named executive officer, until resolution of the strategic direction of the company’s modem business. Accordingly, 70% of each of the Cycle 2a payout amounts earned by the named executive officers was paid on January 30, 2009. With the announcement on March 30, 2009 that the company plans to cease further product development of its SlimChip HSPA technology and proceed to monetize the product investment through technology licensing, the remaining 30% of each of the amounts due to the named executive officers pursuant to Cycle 2a is expected to be paid in June 2009.

Cash Cycle 3

For Cash Cycle 3, the percentages of January 1, 2008 base salaries used to calculate the LTCP cash awards to the named executive officers were as follows:

Percentage of
Named Executive Officer	Base Salary

William J. Merritt	120%
Scott A. McQuilkin	90%
Mark A. Lemmo	90%
William C. Miller	90%
Lawrence F. Shay	100%

The objectives underlying the goals established for Cash Cycle 3 are to drive the company’s strategic plan and complement the annual bonus plan goals. The goals associated with Cash Cycle 3 are: (i) achieve patent licensing / technology solutions revenue coverage at a specified target percentage of the 3G market on terms consistent with our strategic plan and (ii) generate a specified amount of free cash flow over the period of the cycle.

The Cash Cycle 3 goals are structured to challenge management to achieve results that collectively yield a payout at or about 100% of target. The payout may exceed or be less than the targeted percentage of base salary depending on the company’s level of goal achievement, or there may be no payout at all if the company fails to meet the minimum performance goals for the cycle.

Grant Practices

The timing and amount of the grants under the LTCP are formulaic. In the case of the Annual Employee Bonus Plan, as discussed above, for 2008 30% of the annual bonus of each of the named executive officers was paid in the form of shares of the company’s common stock, which are subject to a two-year restriction on transferability. At the direction of the compensation committee, the number of shares awarded is calculated by dividing the applicable dollar amount by the closing fair market value of the company’s common stock on the last business day immediately preceding the payroll date on which bonuses are paid to the named executive officers.

The terms and conditions of the LTCP provide that RSU grant values are calculated as a target percentage of the named executive officer’s base salary at either the beginning of the cycle or, if the named executive officer joined the company mid-cycle, his or her date of hire. This amount is then divided by the fair market value of the company’s common stock either at the beginning of the cycle or the date of hire, as applicable, to determine the number of RSUs to be granted. For example, if a named executive officer’s target RSU award value is equal to 90% of his or her $250,000 base salary (i.e., $225,000), and the closing fair market value of our common stock on the last business day of the year prior to the commencement of the cycle is $30, the named executive officer would automatically be granted 7,500 RSUs on the first day of the new cycle. Half of the total award, or 3,750 RSUs, would be time-based, with the remaining half being performance-based.

The compensation committee believes that the procedures described above for setting the grant date of equity awards provides assurance that the grant timing does not take advantage of material non-public information.

Impact of Tax Treatment

Section 162(m) of the Internal Revenue Code generally limits the company’s tax deduction for compensation paid to its chief executive officer and other named executive officers (excluding the chief financial officer) to $1 million per person in any tax year. Qualified performance-based compensation is not subject to the deduction limit if specified requirements are met. The compensation committee has considered the effects of Section 162(m) when implementing compensation plans and taken into account whether preserving the tax deductibility of compensation to named executive officers could impair the operation and effectiveness of the company’s compensation programs. However, the committee believes it is important to maintain flexibility to make adjustments to the company’s LTCP, despite the fact that in the future certain amounts paid to executives in excess of $1 million may not be deductible. For 2008, there was no compensation paid in excess of the $1 million threshold under Section 162(m).

Stock Ownership Guidelines

To align the interests of senior officers with those of our shareholders, the company has established minimum stock ownership guidelines for senior officers. Individuals are expected to meet their targets within five years of the date they become subject to the guidelines. The compensation committee established the guidelines with the advice of CSI, and the committee monitors compliance with the guidelines on an annual basis. Qualifying ownership includes common stock, including common stock held through the company’s 401(k) plan, restricted stock and RSUs. The chief executive officer’s target ownership is set at an amount of company common stock equal in value to four times his current annual base salary. In 2008, the compensation committee increased the minimum stock ownership guidelines for some of the company’s other senior officers. As a result, the other named executive officers are expected to own company stock valued at a multiple of at least two or three times their current annual base salary. All of the named executive officers were in compliance with the guidelines as of March 31, 2009.

Employment Agreements

The company has entered into employment agreements with each of the named executive officers that provide severance payments and benefits in the event of termination of employment under specified circumstances, including termination of the named executive officer’s employment within one year after a change of control of the company as defined in the employment agreement. Severance payments and benefits provided under the employment agreements are used to attract and retain executives in a competitive industry that has experienced ongoing consolidation and to ease an individual’s transition in the event of an unexpected termination of employment due to changes in the company’s needs. Information regarding the nature and circumstances of payouts upon termination is provided under the heading “Potential Payments Upon Termination or Change in Control.”

Summary Compensation Table

The following table contains information concerning compensation awarded to, earned by or paid to our named executive officers in the last three years. Our named executive officers include our chief executive officer, chief financial officer and our three other most highly compensated executive officers who were serving as executive officers of the company at December 31, 2008. Additional information regarding the items reflected in each column follows the table. All such compensation was attributable to services rendered to the company and its subsidiaries during fiscal 2008.

				Non-Equity
			Stock	Incentive Plan		All Other
		Salary	Awards	Compensation		Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)		($)(3)	($)

William J. Merritt	2008	500,000	99,062	1,181,250	(4)	11,040	1,791,352
President and Chief	2007	468,000	262,506	237,416		72,268	1,040,190
Executive Officer	2006	429,167	202,329	188,056		61,318	880,870
Scott A. McQuilkin(5)	2008	294,250	162,599	310,200	(6)	11,040	778,089
Chief Financial Officer	2007	131,310	67,010	47,140		15,788	261,248
	2006	—	—	—		—	—
Mark A. Lemmo	2008	304,365	44,281	626,141	(7)	11,040	985,827
Executive Vice President,	2007	295,500	126,631	103,130		39,974	565,235
Business Development and Product	2006	284,107	82,350	70,317		33,863	470,637
Management
William C. Miller(8)	2008	251,550	35,230	448,520	(9)	11,040	746,340
Executive Vice President,	2007	235,100	92,030	86,752		18,727	432,609
Programs and Customer Support	2006	225,993	56,800	72,276		18,264	373,333
Lawrence F. Shay	2008	310,000	216,349	576,993	(10)	11,040	1,114,382
President, InterDigital’s	2007	291,400	105,654	98,302		38,008	533,364
Patent Holding Subsidiaries	2006	256,114	65,733	69,791		32,780	424,418
and Executive Vice President, Intellectual Property, and Chief Intellectual Property Counsel

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year for time-based and performance-based RSUs computed in accordance with FAS 123R (excluding risk of forfeitures related to service-based vesting conditions) and determined using the closing price of the company’s common stock on the date of grant. Additional information relating to assumptions used in determining such values is incorporated by reference to Note 11 to the consolidated financial statements set forth in the company’s annual report on Form 10-K for the year ended December 31, 2008.

(2)	Amounts reported for fiscal 2008 include the value of bonuses paid under the company’s Annual Employee Bonus Plan and payouts earned pursuant to Cycle 2a under the LTCP. Amounts reported for fiscal 2007 and fiscal 2006 represent bonuses paid under the company’s Annual Employee Bonus Plan, which had previously been reported under a “Bonus” column. Amounts previously reported for fiscal 2007 and fiscal 2006 represented cash awards accrued during fiscal 2007 and fiscal 2006 under Cycle 2a. Since the relevant performance measures for Cycle 2a were not satisfied until fiscal 2008, the amounts previously reported for fiscal 2007 and fiscal 2006 representing cash awards accrued during fiscal 2007 and fiscal 2006 under Cycle 2a have been removed. The value of the payouts earned pursuant to Cycle 2a is reported for fiscal 2008.

(3)	The following table details each component of the “All Other Compensation” column in the Summary Compensation Table for fiscal 2008:

	401(k) Plan	Profit-Sharing
	Matching	401(k) Plan	Life Insurance
	Contributions	Contributions	Premiums	Total
Named Executive Officer	($)(a)	($)(b)	($)(c)	($)

William J. Merritt	6,900	3,450	690	11,040
Scott A. McQuilkin	6,900	3,450	690	11,040
Mark A. Lemmo	6,900	3,450	690	11,040
William C. Miller	6,900	3,450	690	11,040
Lawrence F. Shay	6,900	3,450	690	11,040

(a)	Amounts reported represent 50% matching contributions provided, in the form of shares of company common stock, by the company to all employees, including the named executive officers, on the first 6% of the employee’s salary contributed to the 401(k) plan, up to the cap mandated by the IRS.

(b)	Amounts reported represent profit-sharing 401(k) contributions provided, in the form of shares of company common stock, by the company to all employees, including the named executive officers, of 1.5% of the employee’s salary earned in 2008, up to the cap mandated by the IRS.

(c)	Amounts reported represent premium amounts paid by the company for group term life insurance for the benefit of each named executive officer.

(4)	Amount reported includes $299,250 paid under the company’s Annual Employee Bonus Plan and $882,000 paid pursuant to Cycle 2a under the LTCP.

(5)	Mr. McQuilkin joined the company as chief financial officer in July 2007.

(6)	Amount reported includes $117,700 paid under the company’s Annual Employee Bonus Plan and $192,500 paid pursuant to Cycle 2a under the LTCP.

(7)	Amount reported includes $121,747 paid under the company’s Annual Employee Bonus Plan and $504,394 paid pursuant to Cycle 2a under the LTCP.

(8)	Mr. Miller was an executive officer of the company and served as its executive vice president, programs and customer support, at December 31, 2008. In April 2009, in connection with the company’s decision to expand its technology development and licensing business and realign its SlimChip business, Mr. Miller ceased to be an executive officer of the company.

(9)	Amount reported includes $100,620 paid under the company’s Annual Employee Bonus Plan and $347,900 paid pursuant to Cycle 2a under the LTCP.

(10)	Amount reported includes $174,375 paid under the company’s Annual Employee Bonus Plan and $402,618 paid pursuant to Cycle 2a under the LTCP.

Grants of Plan-Based Awards

The following table summarizes the grants of plan-based awards under Cash Cycle 3 of the LTCP (LTCP), awards of restricted stock (RS) representing the value of 30% of each of the annual bonuses for fiscal 2007 paid in 2008 under the Annual Employee Bonus Plan, cash awards under the Annual Employee Bonus Plan (AEBP) and awards of time-based restricted stock units (RSU) made to the named executive officers during the year ended December 31, 2008. Each of these types of awards is discussed in the Compensation Discussion and Analysis above.

						All Other
			Estimated Possible			Stock	Grant
			Payouts Under			Awards:	Date Fair
			Non-Equity Incentive			Number of	Value of
	Type		Plan Awards			Shares of	Stock
	of	Grant	Threshold	Target	Maximum	Stock or	Awards
Name	Award	Date	($)	($)	($)	Units(#)	($)(1)

William J. Merritt	LTCP		0	600,000
	RS	2/15/2008				3,727	71,225
	AEBP(2)		0	285,000	534,375
Scott A. McQuilkin	LTCP		0	264,825
	RSU	3/20/2008				5,000	97,300
	RS	2/15/2008				740	14,142
	AEBP(2)		0	117,700	220,688
Mark A. Lemmo	LTCP		0	273,929
	RS	2/15/2008				1,619	30,939
	AEBP(2)		0	121,746	228,274
William C. Miller	LTCP		0	226,395
	RS	2/15/2008				1,362	26,026
	AEBP(2)		0	100,620	188,663
Lawrence F. Shay	LTCP		0	310,000
	RSU(3)	1/18/2008				10,000	211,800
	RS	2/15/2008				1,543	29,491
	AEBP(2)		0	155,000	290,625

(1)	Grant date fair value of RSUs is determined in accordance with FAS 123R. This grant date fair value is expensed over the vesting period of the awards in accordance with FAS 123R and is reflected in the Summary Compensation Table in the year it is expensed. Additional information relating to assumptions used in determining such values is incorporated by reference to Note 11 to the consolidated financial statements set forth in the company’s annual report on Form 10-K for the year ended December 31, 2008.

(2)	Amounts reported represent the potential performance-based incentive cash payments each executive could earn pursuant to the Annual Employee Bonus Plan for 2008. Actual amounts earned for 2008 were based on the 2008 company goals established by the compensation committee in January 2008. At the time of grant, the incentive payments could range from the threshold amounts to the maximum amounts indicated. The actual amounts earned for 2008 and paid in 2009 are set forth in footnotes (4), (6), (7), (9) and (10) to the Summary Compensation Table above.

(3)	Award constitutes a promotion grant to Mr. Shay in connection with his appointment as president of the company’s patent holding subsidiaries and as executive vice president, intellectual property, and chief intellectual property counsel of the company.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options, unvested stock and equity incentive plan awards for the named executive officers outstanding as of December 31, 2008.

						Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
								Number	Value of
	Option Awards(1)							of Unearned	Unearned
			Number of			Number of	Market	Shares,	Shares,
			Securities			Shares or	Value of	Units or	Units or
			Underlying			Units of	Shares or	Other	Other
			Unexercised	Option		Stock That	Units of	Rights	Rights
			Options	Exercise	Option	Have Not	Stock That	That Have	That Have
			Exercisable	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Grant Date		(#)	($)	Date	(#)(2)	($)(3)	(#)(4)	($)(5)

William J. Merritt	01/01/07					8,370	230,175
	01/01/07							8,369	230,148
	12/20/01		25,000	9.60	12/20/11
	07/12/01		40,000	12.07	07/12/11
	01/29/01		25,000	13.19	01/29/11
	12/27/00		4,000	5.25	12/27/10
	03/30/00		20,000	25.25	03/29/10
Scott A. McQuilkin	03/20/08					5,000	137,500
	07/09/07	(6)				3,334	91,685
	07/09/07	(7)				2,861	78,678
	07/09/07	(7)						2,861	78,678
Mark A. Lemmo	01/01/07					3,964	109,010
	01/01/07							3,963	108,983
	12/20/01		14,000	9.60	12/20/11
	03/30/00		20,000	25.25	03/29/10
William C. Miller	01/01/07					3,154	86,735
	01/01/07							3,153	86,708
	07/24/00		35,000	19.125	07/24/10
Lawrence F. Shay	01/18/08	(8)				6,667	183,343
	01/01/07					3,573	98,258
	01/01/07							3,573	98,258
	08/27/02		3,000	8.90	08/27/12
	08/23/02		6,000	9.00	08/23/12
	12/20/01		5,000	9.60	12/20/11
	11/12/01		8,000	8.43	11/12/01

(1)	Commencing in 2004, the awarding of stock options was limited to newly hired employees. In 2006, the company ceased awarding stock options altogether. At December 31, 2008, all reported option awards were fully vested and exercisable.

(2)	Amounts reported represent awards of time-based RSUs. All awards granted on January 1, 2007 were made pursuant to RSU Cycle 3 under the LTCP and are scheduled to vest in full on January 1, 2010.

(3)	Values reported were determined by multiplying the number of unvested time-based RSUs by $27.50, the closing price of our common stock on December 31, 2008.

(4)	Amounts reported represent awards of performance-based RSUs made pursuant to the LTCP. All awards were granted under RSU Cycle 3 and are scheduled to vest in full on January 1, 2010 provided that the compensation committee determines that at least the threshold level of performance was achieved with respect to the goals associated with the cycle.

(5)	Values reported were based on target performance measures and determined by multiplying the number of unvested performance-based RSUs by $27.50, the closing price of our common stock on December 31, 2008.

(6)	Award constitutes a “new hire” grant to Mr. McQuilkin in connection with his joining the company as chief financial officer. This award is scheduled to vest annually, in three equal installments, beginning in 2008 on the anniversary of the grant date.

(7)	These awards, granted to Mr. McQuilkin on his hire date, represent prorated awards under RSU Cycle 3, which began on January 1, 2007.

(8)	Award constitutes a promotion grant to Mr. Shay in connection with his appointment as president of the company’s patent holding subsidiaries and as executive vice president, intellectual property, and chief intellectual property counsel of the company. This award is scheduled to vest annually, in three equal installments, beginning on the grant date.

Option Exercises and Stock Vested in 2008

The following table sets forth information, on an aggregated basis, concerning stock options exercised and stock awards vested during 2008 for the named executive officers.

	Option Awards
	Number of Shares		Stock Awards
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)

William J. Merritt	25,000	417,186	19,946	438,618
Scott A. McQuilkin	—	—	2,406	46,512
Mark A. Lemmo	—	—	8,326	185,803
William C. Miller	—	—	5,988	132,842
Lawrence F. Shay	—	—	10,229	223,681

(1)	Amount reported represents the total pre-tax value realized (number of shares exercised times the difference between the closing price of our common stock on the exercise date and the exercise price).

(2)	Amounts reported represent the total pre-tax value realized upon the vesting of restricted stock or RSUs (number of shares vested times the closing price of our common stock on the vesting date).

Potential Payments upon Termination or Change in Control

Named Executive Officer Employment Agreements

Each of the named executive officers has entered into an employment agreement and is party to various other arrangements with the company that provides severance pay and benefits, among other things, in certain events of termination of employment, as described below.

Pursuant to the terms of the LTCP, if the named executive officer’s employment terminates in the event of long-term disability, death or absenteeism or is terminated by the company without cause (each as described below), the named executive officer would be entitled to pro-rata vesting of any time-based RSUs that would have vested at the end of the year during which the termination occurred. Time-based RSUs that would have vested at the end of subsequent years are forfeited entirely. If the named executive officer’s employment terminates for any reason during the first year of an LTCP cycle, the named executive officer forfeits eligibility to receive any cash award and all performance-based RSUs under that cycle. If, however, the named executive officer’s employment terminates during the second or third year of a cycle in the event of long-term disability, death or absenteeism or is terminated by the company without cause, the named executive officer would be eligible to earn a pro-rata portion of the cash award and performance-based RSUs under that cycle. Pursuant to the terms of the Annual Employee Bonus Plan, which require an employee to be working actively at the time of the payout (unless involuntarily terminated other than for intentional wrongdoing after the end of the plan year, but before the bonus is paid), the named executive officer would not be eligible to receive a bonus under the plan, although we retain the right to make exceptions to the eligibility requirements of the plan and have done so in the past. Any rights that the named executive officers have under these plans in connection with other termination scenarios are discussed below in connection with the relevant scenario.

Termination for Long-Term Disability

The company may terminate the employment of a named executive officer in the event of his long-term disability (as that term is defined in our Long-term Disability Plan), such that he is not otherwise qualified to perform the essential functions of his job either with or without reasonable accommodation. In the event the named executive officer’s employment terminates due to a long-term disability, the named executive officer is entitled to receive:

•	All accrued but unpaid (as of the date of termination) base salary;

•	Benefits that are provided to our similarly situated executive officers, including without limitation, medical and dental coverage, optional 401(k) participation and expense reimbursement (“Benefits”); and

•	Other forms of compensation and bonus payable or provided in accordance with the terms of any then existing compensation, bonus or benefit plan or arrangement, including payments prescribed under any disability or life insurance plan or arrangement (“Other Compensation”).

In addition, provided that the named executive officer executes our standard termination letter, which includes, among other things, a broad release of all claims against us and a reiteration of his confidentiality and other post-termination obligations (a “Termination Letter”), he is entitled to receive, for a period of one year (18 months in the case of Mr. Merritt) following termination: (i) regular installments of base salary at the rate in effect at the time of termination, reduced by the amount of payments received for this period pursuant to any Social Security entitlement or any long-term disability or any other employee benefit plan, policy or program maintained to provide benefits in the event of disability, in which the named executive officer was entitled to participate at the time of termination, and (ii) medical and dental coverage on terms and conditions comparable to those most recently provided to him.

Termination by Death

In the event of the termination of a named executive officer’s employment due to death, the company will pay to the named executive officer’s executors, legal representatives or administrators an amount equal to the accrued but unpaid portion of the named executive officer’s base salary, Benefits and Other Compensation up through the date on which he dies. The named executive officer’s executors, legal representatives or administrators will be entitled to receive the payment prescribed under any death or disability benefits plan in which the named executive officer is a participant as our employee, and to exercise any rights afforded under any compensation or benefit plan then in effect.

Termination for Cause

The company may terminate a named executive officer’s employment at any time for “cause” upon the occurrence of any of the following: (i) any material breach by the named executive officer of any of his obligations under his employment agreement that is not cured within 30 days after he receives written notification from the company of the breach or (ii) other conduct by the named executive officer involving any type of willful misconduct with respect to the company, including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of his employment or conviction of a felony. In the event of a termination of the named executive officer’s employment for cause, the named executive officer is entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation.

Pursuant to the terms of the LTCP, the named executive officer forfeits any rights under the LTCP and Annual Employee Bonus Plan if his employment terminates for cause.

Termination Without Cause

The company may terminate a named executive officer’s employment at any time, for any reason, without cause upon 30 days prior written notice to the named executive officer. In the event of a termination without cause, the named executive officer is entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation. In addition, provided he executes a Termination Letter, the named executive officer is entitled to receive: (i) severance in an amount equal to his base salary and (ii) medical and dental coverage on terms and conditions comparable to those most recently provided to him for the period of one year (18 months in the case of Mr. Merritt) commencing upon the date of termination. Mr. Merritt’s employment agreement provides that he is also entitled to receive additional severance equal to 50% of his target bonus for the year in which the termination occurs, payable in equal installments over a period of 18 months after the date of termination.

Termination for Absenteeism

The company may terminate a named executive officer’s employment in the event that he is absent for more than 150 days within any 12-month period. In the event of termination due to absenteeism, the named executive officer is entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation. In addition, provided he executes a Termination Letter, he is entitled to receive, for a period of one year (18 months in the case of Mr. Merritt) following termination: (i) regular installments of base salary at the rate in effect at the time of termination, reduced by the amount of payments received for this period pursuant to any Social Security entitlement or any long-term disability or any other employee benefit plan, policy or program maintained to provide benefits in the event of disability in which the named executive officer was entitled to participate at the time of termination and (ii) medical and dental coverage on terms and conditions comparable to those most recently provided to him. Mr. Merritt’s employment agreement provides that he is also entitled to receive an additional severance amount equal to the 50% of his target bonus for the year in which termination occurs, payable in equal installments over a period of 18 months after the date of termination.

Termination by the Named Executive Officer

A named executive officer may terminate his employment with us at any time, for “good reason” or without “good reason,” provided that the date of termination is at least 30 days after the date he gives written notice of the termination to the company. For this purpose, “good reason” means: (i) the company’s failure to pay in a timely manner the named executive officer’s base salary or any other material form of compensation or material benefit to be paid or provided to him under his employment agreement or (ii) any other material breach of our obligations under his employment agreement that is not cured within 30 days after the company receives written notification from the named executive officer of the breach. In the event that the named executive officer terminates his employment, either for good reason or without good reason, he is entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation. In addition, solely if the termination is for good reason, and provided that the named executive officer executes a Termination Letter, he is entitled to receive: (a) severance in an amount equal to his base salary and (b) medical and dental coverage on terms and conditions comparable to those most recently provided to him for the period of one year (18 months in the case of Mr. Merritt) commencing upon the date of termination.

Mr. Merritt’s employment agreement provides that he is also entitled to receive additional severance equal to 50% of his target bonus for the year in which termination occurs, payable in equal installments over the period of 18 months after the date of termination. Pursuant to the terms of the LTCP and Annual Employee

Bonus Plan, Mr. Merritt forfeits any rights under these plans if he terminates his employment for any reason. If a named executive officer other than Mr. Merritt terminates his employment with us without good reason, the company generally may elect to pay severance of up to one year’s salary and continuation of medical and dental benefits for a period of one year.

Termination Following a Change in Control

If the company terminates a named executive officer’s employment (except for cause), or the named executive officer terminates his employment with us (whether or not for good reason) within one year following a change in control of the company, he is entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation. In addition, provided that he executes a Termination Letter, the named executive officer is entitled to receive, on the date of termination, an amount equal to two years’ worth of his base salary. For this purpose, “change in control of the company” means the acquisition (including by merger or consolidation, or by our issuance of securities) by one or more persons, in one transaction or a series of related transactions, of more than 50% of the voting power represented by our outstanding stock on the date of the named executive officer’s employment agreement, or a sale of substantially all of our assets.

Pursuant to the terms of the LTCP, upon termination of employment following a change in control (except for cause), the named executive officer is entitled to an early payout of his LTCP cash award in an amount that is the greater of either: (i) his target LTCP cash award or (ii) the LTCP cash award that would have been due to him at the end of the relevant LTCP cycle (but for the change in control), assuming the performance level achieved prior to the change in control continues to be the same through the remainder of the cycle. In addition, for each named executive officer, the occurrence of a change in control causes all otherwise unvested performance-based and time-based RSUs (whether granted as an LTCP, promotion or new hire award) and any other unvested equity awards to vest immediately in full. These actions will occur without regard to whether the named executive officer remains employed at the company and without regard to performance during the remainder of the LTCP cycles.

Pursuant to the terms of the Annual Employee Bonus Plan, the named executive officer is not eligible to receive a bonus under the Annual Employee Bonus Plan, with the exception of Mr. Shay, who is entitled to receive an amount equal to 100% of his target bonus for the year in which the change in control of the company occurs.

Termination Due to Retirement

The company’s retirement eligibility age is 70. For purposes of determining eligibility, the company employs a formula that sums the employee’s years of service and age. For each of the named executive officers, successfully meeting this eligibility requirement causes the vesting, on a pro-rata basis, of all otherwise unvested RSUs. For time-based RSUs, the pro-rated amount of RSUs will be determined by multiplying the full time-based award amount by a fraction equal to the portion of the vesting period that had transpired prior to the cessation of employment. For performance-based RSUs, the pro-rated amount will be determined as described above, but not until the LTCP cycle has completed and a determination has been made regarding performance against established goals.

Potential Payments upon Termination or Change in Control

The following tables reflect the amount of compensation payable to each of the named executive officers pursuant to their employment agreements, as well as pursuant to the LTCP and Annual Employee Bonus Plan, upon: termination for long-term disability, termination by death, termination for cause, termination without cause, termination for absenteeism, termination by the named executive officer and termination upon a change in control of the company. The amounts shown assume that the termination was effective as of December 31, 2008 and the price per share of the company’s common stock was $27.50, the closing market price as of that date. The amounts reflected are estimates of the amounts that would be paid out to the named executive officers upon their termination. The actual amounts to be paid out can be determined only at the time the events described above actually occur.

William J. Merritt

Assuming the following events occurred on December 31, 2008, Mr. Merritt’s payments and benefits have an estimated value of:

					Payments		Payments
					under		under
					Executive		Executive
			Long-Term		Life		Long Term
	Salary		Compensation		Insurance		Disability		Welfare
	Continuation		Plan		Program		Plan		Benefits
	($)		($)		($)		($)		($)

Long-Term Disability	750,000	(1)	1,035,432	(4)	—		18,500	(7)	26,979	(8)
Death	—		1,035,432	(4)	300,000	(6)	—		—
Without Cause	892,500	(2)	1,035,432	(4)	—		—		26,979	(8)
For Absenteeism	892,500	(2)	1,035,432	(4)	—		18,500	(7)	26,979	(8)
Voluntary Resignation for Good Reason	892,500	(2)	—		—		—		26,979	(8)
Change in Control (Termination by Us (Except for Cause) or by Mr. Merritt)	1,000,000	(3)	1,942,323	(5)	—		—		—

(1)	This amount represents severance equal to Mr. Merritt’s base salary of $500,000 for a period of 18 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective. The amount will be reduced by the amount of payments that Mr. Merritt receives with respect to this period pursuant to any Social Security disability entitlement, or any long-term disability or other employee benefit plan, policy or program maintained by us to provide benefits in the event of disability, in which Mr. Merritt was entitled to participate at the time of his termination.

(2)	This amount represents severance equal to: (a) Mr. Merritt’s base salary of $500,000 for a period of 18 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective, and (b) additional severance equal to 50% of Mr. Merritt’s target bonus for 2008, which is payable in equal installments over a period of 18 months after the date of his termination.

(3)	This amount represents severance equal to two years of Mr. Merritt’s base salary of $500,000. He is entitled to this amount at the date of his termination if his termination occurred within one year following a change in control.

(4)	This amount represents the value, at December 31, 2008, of Mr. Merritt’s accrued LTCP benefits under Cycle 2a and performance-based RSUs granted under RSU Cycle 3 upon termination related to events other than a change in control. Pursuant to the terms of the LTCP, Mr. Merritt would forfeit (a) eligibility to receive any payout under Cash Cycle 3 since a termination on December 31, 2008 would occur during the first year of the program cycle and (b) all time-based RSUs granted under RSU Cycle 3 since these RSUs vest in a year subsequent to December 31, 2008. For performance-based RSUs granted under RSU Cycle 3, the amount was prorated by multiplying the award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. We assumed 100% achievement against associated goals, with the exception of the award pursuant to Cycle 2a, for which actual goal achievement was determined to be 175%. The value shown is comprised of: (y) $882,000 for the cash award under Cycle 2a and (z) $153,432, representing the value of 5,579 performance-based RSUs based on a value of $27.50 per share, the per share closing price of our common stock on December 31, 2008.

(5)	This amount represents the value, at December 31, 2008, of Mr. Merritt’s accrued LTCP benefits under Cycle 2a, Cash Cycle 3 and time- and performance-based RSUs granted under RSU Cycle 3 upon a change in control. Where applicable, we assumed 100% achievement against associated goals, with the exception of the award pursuant to Cycle 2a, for which actual goal achievement was determined to be 175%. The value shown is comprised of: (a) $882,000 for the cash award under Cycle 2a; (b) $600,000 for the award under Cash Cycle 3; (c) $230,175, representing the value of 8,370 time-based RSUs based on a value of $27.50 per share, the per share closing price of our common stock on December 31, 2008; and (d) $230,148, representing the value of 8,369 performance-based RSUs based on a value of $27.50 per share, the per share closing price of our common stock on December 31, 2008.

(6)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(7)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Merritt under our executive long-term disability plan in the event of his termination due to disability on December 31, 2008, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(8)	This amount represents the value of continued medical and dental coverage pursuant to COBRA for a period of 18 months after termination on terms and conditions comparable to those most recently provided to Mr. Merritt as of December 31, 2008 pursuant to his employment agreement, employing the assumptions used for financial reporting purposes under generally accepted accounting principles.

Scott A. McQuilkin

Assuming the following events occurred on December 31, 2008, Mr. McQuilkin’s payments and benefits have an estimated value of:

					Payments		Payments
					under		under				Value of
					Executive		Executive				Restricted
			Long-Term		Life		Long Term				Stock Units
	Salary		Compensation		Insurance		Disability		Welfare		Subject to
	Continuation		Plan		Program		Plan		Benefits		Acceleration
	($)		($)		($)		($)		($)		($)

Long-Term Disability	294,250	(1)	239,718	(3)	—		18,500	(6)	17,986	(7)	68,750	(8)
Death	—		239,718	(3)	300,000	(5)	—		—		68,750	(8)
Without Cause	294,250	(1)	239,718	(3)	—		—		17,986	(7)	—
For Absenteeism	294,250	(1)	239,718	(3)	—		18,500	(6)	17,986	(7)	68,750	(8)
Voluntary Resignation for Good Reason	294,250	(1)	—		—		—		17,986	(7)	—
Change in Control (Termination by Us (Except for Cause) or by Mr. McQuilkin)	588,500	(2)	614,681	(4)	—		—		—		229,185	(9)

(1)	This amount represents severance equal to Mr. McQuilkin’s base salary of $294,250 for a period of 12 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective. The amount will be reduced by the amount of payments Mr. McQuilkin receives with respect to this period pursuant to any Social Security disability entitlement, or any long-term disability or other employee benefit plan, policy or program maintained by us to provide benefits in the event of disability, in which Mr. McQuilkin was entitled to participate at the time of his termination.

(2)	This amount represents severance equal to two years of Mr. McQuilkin’s base salary of $294,250. He is entitled to this amount at the date of such termination if his termination occurred within one year following a change in control.

(3)	This amount represents the value, at December 31, 2008, of Mr. McQuilkin’s accrued LTCP benefits under Cycle 2a and performance-based RSUs granted under RSU Cycle 3 upon termination related to events other than a change in control. Pursuant to the terms of the LTCP, Mr. McQuilkin would forfeit (a) eligibility to receive any payout under Cash Cycle 3 since a termination on December 31, 2008 would occur during the first year of the program cycle and (b) all time-based RSUs granted under RSU Cycle 3 since these RSUs vest in a year subsequent to December 31, 2008. For performance-based RSUs granted under RSU Cycle 3, the amount was prorated by multiplying the award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. We assumed 100% achievement against associated goals, with the exception of the award pursuant to Cycle 2a, for which actual goal achievement was determined to be 175%. The value shown is comprised of: (y) $192,500 for the cash award under Cycle 2a and (z) $47,218, representing the value of 1,717 performance-based RSUs based on a value of $27.50 per share, the per share closing price of our common stock on December 31, 2008.

(4)	This amount represents the value, at December 31, 2008, of Mr. McQuilkin’s accrued LTCP benefits under Cycle 2a, Cash Cycle 3 and time- and performance-based RSUs granted under RSU Cycle 3 upon a change in control. Where applicable, we assumed 100% achievement against associated goals, with the exception of the award pursuant to Cycle 2a, for which actual goal achievement was determined to be 175%. The value shown is comprised of: (a) $192,500 for the cash award under Cycle 2a; (b) $264,825 for the award under Cash Cycle 3; (c) $78,678, representing the value of 2,861 time-based RSUs based on a value of $27.50 per share, the per share closing price of our common stock on December 31, 2008; and (d) $78,678, representing the value of 2,861 performance-based RSUs based on a value of $27.50 per share, the per share closing price of our common stock on December 31, 2008.

(5)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(6)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. McQuilkin under our executive long-term disability plan in the event of his termination due to disability on December 31, 2008, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(7)	This amount represents the value of continued medical and dental coverage pursuant to COBRA for a period of 12 months after termination on terms and conditions comparable to those most recently provided to Mr. McQuilkin as of December 31, 2008 pursuant to his employment agreement, employing the assumptions used for financial reporting purposes under generally accepted accounting principles.

(8)	This amount represents the value of unvested grants of RSUs to receive an aggregate of 2,500 shares of common stock, based on a value of $27.50 per share, the per share closing price of our common stock on December 31, 2008.

(9)	This amount represents the value of unvested grants of RSUs to receive an aggregate of 8,334 shares of common stock, based on a value of $27.50 per share, the per share closing price of our common stock on December 31, 2008.

Mark A. Lemmo

Assuming the following events occurred on December 31, 2008, Mr. Lemmo’s payments and benefits have an estimated value of:

					Payment		Payments
					under		under
					Executive		Executive
			Long-Term		Life		Long Term
	Salary		Compensation		Insurance		Disability		Welfare
	Continuation		Plan		Program		Plan		Benefits
	($)		($)		($)		($)		($)

Long-Term Disability	304,365	(1)	577,049	(3)	—		18,500	(6)	17,986	(7)
Death	—		577,049	(3)	300,000	(5)	—		—
Without Cause	304,365	(1)	577,049	(3)	—		—		17,986	(7)
For Absenteeism	304,365	(1)	577,049	(3)	—		18,500	(6)	17,986	(7)
Voluntary Resignation for Good Reason	304,365	(1)	—		—		—		17,986	(7)
Change in Control (Termination by Us (Except for Cause) or by Mr. Lemmo)	608,730	(2)	996,316	(4)	—		—		—

(1)	This amount represents severance equal to Mr. Lemmo’s base salary of $304,365 for a period of 12 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective. The amount will be reduced by the amount of payments Mr. Lemmo receives with respect to this period pursuant to any Social Security disability entitlement, or any long-term disability or other employee benefit plan, policy or program maintained by us to provide benefits in the event of disability, in which Mr. Lemmo was entitled to participate at the time of his termination.

(2)	This amount represents severance equal to two years of Mr. Lemmo’s base salary of $304,365. He is entitled to this amount at the date of his termination if his termination occurred within one year following a change in control.

(3)	This amount represents the value, at December 31, 2008, of Mr. Lemmo’s accrued LTCP benefits under Cycle 2a and performance-based RSUs granted under RSU Cycle 3 upon termination related to events other than a change in control. Pursuant to the terms of the LTCP, Mr. Lemmo would forfeit (a) eligibility to receive any payout under Cash Cycle 3 since a termination on December 31, 2008 would occur during the first year of the program cycle and (b) all time-based RSUs granted under RSU Cycle 3 since these RSUs vest in a year subsequent to December 31, 2008. For performance-based RSUs granted under RSU Cycle 3, the amount was prorated by multiplying the award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. We assumed 100% achievement against associated goals, with the exception of the award pursuant to Cycle 2a, for which actual goal achievement was determined to be 175%. The value shown is comprised of: (y) $504,394 for the cash award under Cycle 2a and (z) $72,655, representing the value of 2,642 performance-based RSUs based on a value of $27.50 per share, the per share closing price of our common stock on December 31, 2008.

(4)	This amount represents the value, at December 31, 2008, of Mr. Lemmo’s accrued LTCP benefits under Cycle 2a, Cash Cycle 3 and time- and performance-based RSUs granted under RSU Cycle 3 upon a change in control. Where applicable, we assumed 100% achievement against associated goals, with the exception of the award pursuant to Cycle 2a, for which actual goal achievement was determined to be 175%. The value shown is comprised of: (a) $504,394 for the cash award under Cycle 2a; (b) $273,929 for the award under Cash Cycle 3; (c) $109,010, representing the value of 3,964 time-based RSUs based on a value of $27.50 per share, the per share closing price of our common stock on December 31, 2008; and (d) $108,983, representing the value of 3,963 performance-based RSUs based on a value of $27.50 per share, the per share closing price of our common stock on December 31, 2008.

(5)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(6)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Lemmo under our executive long-term disability plan in the event of his termination due to disability on December 31, 2008, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(7)	This amount represents the value of continued medical and dental coverage pursuant to COBRA for a period of 12 months after termination on terms and conditions comparable to those most recently provided to Mr. Lemmo as of December 31, 2008 pursuant to his employment agreement, employing the assumptions used for financial reporting purposes under generally accepted accounting principles.

William C. Miller

Assuming the following events occurred on December 31, 2008, Mr. Miller’s payments and benefits have an estimated value of:

					Payment		Payments
					under		under
					Executive		Executive
			Long-Term		Life		Long Term
	Salary		Compensation		Insurance		Disability		Welfare
	Continuation		Plan		Program		Plan		Benefits
	($)		($)		($)		($)		($)

Long-Term Disability	251,550	(1)	405,705	(3)	—		18,500	(6)	15,144	(7)
Death	—		405,705	(3)	300,000	(5)	—		—
Without Cause	251,550	(1)	405,705	(3)	—		—		15,144	(7)
For Absenteeism	251,550	(1)	405,705	(3)	—		18,500	(6)	15,144	(7)
Voluntary Resignation for Good Reason	251,550	(1)	—		—		—		15,144	(7)
Change in Control (Termination by Us (Except for Cause) or by Mr. Miller)	503,100	(2)	747,738	(4)	—		—		—

(1)	This amount represents severance equal to Mr. Miller’s base salary of $251,550 for a period of 12 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective. The amount will be reduced by the amount of payments Mr. Miller receives with respect to this period pursuant to any Social Security disability entitlement, or any long-term disability or other employee benefit plan, policy or program maintained by us to provide benefits in the event of disability, in which Mr. Miller was entitled to participate at the time of his termination.

(2)	This amount represents severance equal to two years of Mr. Miller’s base salary of $251,550. He is entitled to this amount at the date of his termination if his termination occurred within one year following a change in control.

(3)	This amount represents the value, at December 31, 2008, of Mr. Miller’s accrued LTCP benefits under Cycle 2a and performance-based RSUs granted under RSU Cycle 3 upon termination related to events other than a change in control. Pursuant to the terms of the LTCP, Mr. Miller would forfeit (a) eligibility to receive any payout under Cash Cycle 3 since a termination on December 31, 2008 would occur during the first year of the program cycle and (b) all time-based RSUs granted under RSU Cycle 3 since these RSUs vest in a year subsequent to December 31, 2008. For performance-based RSUs granted under RSU Cycle 3, the amount was prorated by multiplying the award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. We assumed 100% achievement against associated goals, with the exception of the award pursuant to Cycle 2a, for which actual goal achievement was determined to be 175%. The value shown is comprised of: (y) $347,900 for the cash award under Cycle 2a and (z) $57,805, representing the value of 2,102 performance-based RSUs based on a value of $27.50 per share, the per share closing price of our common stock on December 31, 2008.

(4)	This amount represents the value, at December 31, 2008, of Mr. Miller’s accrued LTCP benefits under Cycle 2a, Cash Cycle 3 and time- and performance-based RSUs granted under RSU Cycle 3 upon a change in control. Where applicable, we assumed 100% achievement against associated goals, with the exception of the award pursuant to Cycle 2a, for which actual goal achievement was determined to be 175%. The value shown is comprised of: (a) $347,900 for the cash award under Cycle 2a; (b) $226,395 for the award under Cash Cycle 3; (c) $86,735, representing the value of 3,154 time-based RSUs based on a value of $27.50 per share, the per share closing price of our common stock on December 31, 2008; and (d) $86,708, representing the value of 3,153 performance-based RSUs based on a value of $27.50 per share, the per share closing price of our common stock on December 31, 2008.

(5)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(6)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Miller under our executive long-term disability plan in the event of his termination due to disability on December 31, 2008, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(7)	This amount represents the value of continued medical and dental coverage pursuant to COBRA for a period of 12 months after termination on terms and conditions comparable to those most recently provided to Mr. Miller as of December 31, 2008 pursuant to his employment agreement, employing the assumptions used for financial reporting purposes under generally accepted accounting principles.

Lawrence F. Shay

Assuming the following events occurred on December 31, 2008, Mr. Shay’s payments and benefits have an estimated value of:

					Payment
					under		Payments				Value of
					Executive		under				Restricted
					Life		Executive				Stock Units
	Salary		Long-Term		Insurance		Long Term		Welfare		Subject to
	Continuation		Compensation		Program		Disability		Benefits		Acceleration
	($)		Plan ($)		($)		Plan ($)		($)		($)

Long-Term Disability	—		468,123	(3)	—		18,500	(6)	13,713	(7)	87,808	(8)
Death	—		468,123	(3)	300,000	(5)	—		—		87,808	(8)
For Cause	—		—		—		—		—		—
Without Cause	310,000	(1)	468,123	(3)	—		—		13,713	(7)	—
For Absenteeism	310,000	(1)	468,123	(3)	—		18,500	(6)	13,713	(7)	87,808	(8)
Voluntary Resignation for Good Reason	310,000	(1)	—		—		—		13,713	(7)	—
Change in Control (Termination by Us (Except for Cause) or by Mr. Shay)	775,000	(2)	909,134	(4)	—		—		—		183,342	(9)

(1)	This amount represents severance equal to one year of Mr. Shay’s base salary of $310,000, which he is entitled to receive upon his termination provided that he executes a Termination Letter.

(2)	This amount represents severance equal to two years of Mr. Shay’s: (a) base salary of $310,000 and (b) Mr. Shay’s target annual bonus, which he is entitled to receive on the date of his termination, provided that he executes a Termination Letter, and if his termination occurs within one year following a change in control.

(3)	This amount represents the value, at December 31, 2008, of Mr. Shay’s accrued LTCP benefits under Cycle 2a and performance-based RSUs granted under RSU Cycle 3 upon termination related to events other than a change in control. Pursuant to the terms of the LTCP, Mr. Shay would forfeit (a) eligibility to receive any payout under Cash Cycle 3 since a termination on December 31, 2008 would occur during the first year of the program cycle and (b) all time-based RSUs granted under RSU Cycle 3 since these RSUs vest in a year subsequent to December 31, 2008. For performance-based RSUs granted under RSU Cycle 3, the amount was prorated by multiplying the award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. We assumed 100% achievement against associated goals, with the exception of the award pursuant to Cycle 2a, for which actual goal achievement was determined to be 175%. The value shown is comprised of: (y) $402,618 for the cash award under Cycle 2a and (z) $65,505, representing the value of 2,382 performance-based RSUs based on a value of $27.50 per share, the per share closing price of our common stock on December 31, 2008.

(4)	This amount represents the value, at December 31, 2008, of Mr. Shay’s accrued LTCP benefits under Cycle 2a, Cash Cycle 3 and time- and performance-based RSUs granted under RSU Cycle 3 upon a change in control. Where applicable, we assumed 100% achievement against associated goals, with the exception of the award pursuant to Cycle 2a, for which actual goal achievement was determined to be 175%. The value shown is comprised of: (a) $402,618 for the cash award under Cycle 2a; (b) $310,000 for the award under Cash Cycle 3; (c) $98,258, representing the value of 3,573 time-based RSUs based on a value of $27.50 per share, the per share closing price of our common stock on December 31, 2008; and (d) $98,258, representing the value of 3,573 performance-based RSUs based on a value of $27.50 per share, the per share closing price of our common stock on December 31, 2008.

(5)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(6)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Shay under our executive long-term disability plan in the event of his termination due to disability on December 31, 2008, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(7)	This amount represents the value of medical and dental coverage pursuant to COBRA for a period of 12 months after termination on terms and conditions comparable to those most recently provided to Mr. Shay as of December 31, 2008 pursuant to his employment agreement, employing the assumptions used for financial reporting purposes under generally accepted accounting principles.

(8)	This amount represents the value of unvested grants of RSUs to receive an aggregate of 3,193 shares of common stock, based on a value of $27.50 per share, the per share closing price of our common stock on December 31, 2008.

(9)	This amount represents the value of an unvested grant of RSUs to receive 6,667 shares of common stock, based on a value of $27.50 per share, the per share closing price of our common stock on December 31, 2008.

Post-Termination Obligations

Each of the named executive officers is bound by certain confidentiality obligations, which extend indefinitely, and by certain non-competition and non-solicitation covenants, which, with respect to Mr. Merritt, extend for a period of one year following termination of his employment for any reason and independent of any obligation the company may have to pay him severance and, with respect to each of Messrs. McQuilkin, Lemmo, Miller and Shay, extend, as applicable: (i) for the period, if any, that he receives severance under his employment agreement, (ii) in the event his employment terminates for cause, a period of one year following termination or (iii) in the event that he terminates his employment without good reason, so long as we voluntarily pay severance to him (which we are under no obligation to do), for the period that he receives severance, but in no event for a period longer than one year. In addition, each of the named executive officers is bound by certain covenants protecting our right, title and interest in and to certain intellectual property that either has been or is being developed or created in whole or in part by the named executive officer.

Taxes

In the event any amount or benefit payable to the named executive officer under his employment agreement, or under any other plan, agreement or arrangement applicable to him, is subject to an excise tax imposed under Section 4999 of the Internal Revenue Code, the named executive officer is entitled, in addition to any other amounts payable under the terms of his employment agreement or any other plan, agreement or arrangement, to a cash payment in an amount sufficient to indemnify him (or any other person as may be liable for the payment of the excise tax) for the amount of any such excise tax, and leaving the named executive officer with an amount, net after all federal, state and local taxes, equal to the amount he would have had if no portion of his benefit under the plan constituted an excess parachute payment, as defined in Section 4999. Notwithstanding the foregoing, the determination of the amount necessary to indemnify the named executive officer will be made taking into account all other payments made to him under any plans, agreements or arrangements aside from his employment agreement that are intended to indemnify him with respect to excise taxes on excess parachute payments.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information

The following table summarizes the company’s equity compensation plan information relating to the common stock authorized for issuance under the company’s equity compensation plans as of December 31, 2008 (for information as of March 31, 2009, see footnote (5) below):

			Weighted-Average
	Number of Securities to be		Exercise Price of
	Issued Upon Exercise of		Outstanding		Number of Securities Remaining
	Outstanding Options,		Options, Warrants and		Available for Future Issuance
Plan Category	Warrants and Rights		Rights		under Equity Compensation Plans

Equity compensation plans approved by InterDigital shareholders(1)	3,029,238		$17.03		962,101
Equity compensation plans not approved by InterDigital shareholders	397,614	(2)	$25.31	(3)	853,595	(4)
Total	3,426,852		$17.16		1,815,696	(5)

(1)	Amounts reported relate to the company’s 2000 Stock Award and Incentive Plan (the “2000 Plan”). A description of the 2000 Plan is incorporated by reference to Note 11 to the consolidated financial statements set forth in the company’s annual report on Form 10-K for the year ended December 31, 2008.

(2)	Amount reported relates to the company’s 2002 Stock Award and Incentive Plan (the “2002 Plan”). A description of the 2002 Plan is incorporated by reference to Note 11 to the consolidated financial statements set forth in the company’s annual report on Form 10-K for the year ended December 31, 2008.

(3)	Amount reported relates to the 2002 Plan.

(4)	Amount reported represents 65,219 shares available for issuance under the 2002 Plan and 788,376 shares available for issuance under the company’s 1999 Restricted Stock Plan (the “1999 Plan”). A description of the 1999 Plan is incorporated by reference to Note 11 to the consolidated financial statements set forth in the company’s annual report on Form 10-K for the year ended December 31, 2008.

(5)	As of March 31, 2009:

•	885,561 shares remained available for issuance under future awards that could be granted under the Prior Plans;

•	1,512,989 shares were subject to outstanding and unvested awards of restricted stock and restricted stock units granted under the Prior Plans; and

•	3,316,877 shares were subject to outstanding stock options granted under the Prior Plans, which outstanding options have a weighted average exercise price of $17.22 and an average remaining term of 4.41 years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

How many shares of the company’s common stock do the directors, executive officers and certain significant shareholders own?

The following table sets forth information regarding the beneficial ownership of the 43,588,649 shares of our common stock outstanding on March 31, 2009 by each director, each named executive officer and all directors and executive officers as a group. Based upon filings with the SEC, no person is known to us to beneficially own more than 5% of our common stock. Each named beneficial owner’s address is c/o InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409. Except as otherwise indicated below and subject to applicable community property laws, each named beneficial owner has sole voting and sole investment power with respect to the stock listed. If a shareholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of March 31, 2009, we treat the common stock underlying those securities as owned by that shareholder, and as outstanding shares when we calculate that shareholder’s percentage ownership of our common stock. However, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other shareholder.

	Common Stock
			Percent
Name	Shares		of Class

Harry G. Campagna	410,000	(1)	*
D. Ridgely Bolgiano	142,749	(2)	*
Steven T. Clontz	217,448	(3)	*
Edward B. Kamins	20,000		*
William J. Merritt	173,351	(4)	*
Robert S. Roath	259,182	(5)	*
Scott A. McQuilkin	5,059	(6)	*
Mark A. Lemmo	103,491	(7)	*
William C. Miller	48,000	(8)
Lawrence F. Shay	45,834	(9)	*
All directors and executive officers as a group (16 persons)	1,709,508	(10)	3.8%

*	Represents less than 1% of our outstanding common stock

(1)	Includes 181,000 shares of common stock that Mr. Campagna has the right to acquire through the exercise of stock options within 60 days of March 31, 2009.

(2)	Includes 99,800 shares of common stock that Mr. Bolgiano has the right to acquire through the exercise of stock options within 60 days of March 31, 2009 and 506 whole shares of common stock beneficially owned by Mr. Bolgiano through participation in the 401(k) Plan during his tenure as an employee of the company.

(3)	Includes 154,000 shares of common stock that Mr. Clontz has the right to acquire through the exercise of stock options within 60 days of March 31, 2009.

(4)	Includes 114,000 shares of common stock that Mr. Merritt has the right to acquire through the exercise of stock options within 60 days of March 31, 2009 and 2,931 whole shares of common stock beneficially owned by Mr. Merritt through participation in the 401(k) Plan.

(5)	Includes 144,190 shares of common stock that Mr. Roath has the right to acquire through the exercise of stock options within 60 days of March 31, 2009.

(6)	Includes 1,162 whole shares of common stock beneficially owned by Mr. McQuilkin through participation in the 401(k) Plan.

(7)	Includes 34,000 shares of common stock that Mr. Lemmo has the right to acquire through the exercise of stock options within 60 days of March 31, 2009 and 2,869 whole shares of common stock beneficially owned by Mr. Lemmo through participation in the 401(k) Plan.

(8)	Includes 35,000 shares of common stock that Mr. Miller has the right to acquire through the exercise of stock options within 60 days of March 31, 2009 and 2,988 whole shares of common stock beneficially owned by Mr. Miller through participation in the 401(k) Plan.

(9)	Includes 22,000 shares of common stock that Mr. Shay has the right to acquire through the exercise of stock options within 60 days of March 31, 2009 and 2,962 whole shares of common stock beneficially owned by Mr. Shay through participation in the 401(k) Plan.

(10)	Includes 983,714 shares of common stock that all directors and executive officers as a group have the right to acquire through the exercise of stock options within 60 days of March 31, 2009 and 22,630 whole shares of common stock beneficially owned by all directors and executive officers as a group through participation in the 401(k) Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The company has a written statement of policy with respect to related person transactions that is administered by the audit committee. Under the policy, a “Related Person Transaction” is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) between the company (including any of its subsidiaries) and a related person, in which the related person had, has or will have a direct or indirect material interest. A “Related Person” includes any of our executive officers, directors or director nominees, any shareholder owning in excess of 5% of our common stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. Related Person Transactions do not include any transactions involving only director or executive officer compensation, transactions where the Related Person receives proportional benefits as a shareholder along with all other shareholders, transactions involving competitive bids or transactions involving certain bank-related services.

Pursuant to the policy, a Related Person Transaction may be consummated or may continue only if:

•	The audit committee approves or ratifies the transaction in accordance with the terms of the policy; or

•	The chairman of the audit committee, pursuant to authority delegated to the chairman by the audit committee, pre-approves or ratifies the transaction and the amount involved in the transaction is less than $100,000, provided that, for the Related Person Transaction to continue, it must be approved by the audit committee at its next regularly scheduled meeting.

It is the company’s policy to enter into or ratify Related Person Transactions only when the audit committee determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the company, including but not limited to situations where the company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the company provides products or services to Related Persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

In determining whether to approve or ratify a Related Person Transaction, the committee takes into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

There have been no Related Person Transactions since January 1, 2008.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Did all directors and executive officers comply with Section 16(a) reporting requirements?

Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during 2008 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

Shareholder Proposals

How may shareholders make proposals or director nominations for the 2010 annual meeting?

Shareholders interested in submitting a proposal for inclusion in the proxy statement for the 2010 annual meeting may do so by submitting the proposal in writing to our secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409. To be eligible for inclusion in our proxy statement, shareholder proposals must be received no later than December 31, 2009, and they must comply with all applicable SEC requirements. The submission of a shareholder proposal does not guarantee that it will be included in the proxy statement.

Our bylaws also establish an advance notice procedure with regard to nominations of persons for election to the board and shareholder proposals that are not submitted for inclusion in the proxy statement but that a shareholder instead wishes to present directly at an annual meeting. Shareholder proposals and nominations may not be brought before the 2010 annual meeting unless, among other things, the shareholder’s submission contains certain information concerning the proposal or the nominee, as the case may be, and other information specified in our bylaws, and we receive the shareholder’s submission no earlier than March 6, 2010, and no later than April 5, 2010. However, if the date of our 2010 annual meeting is more than 30 days before or more than 60 days after the anniversary of our 2009 annual meeting, this information must be received by us no earlier than the 90th day prior to the 2010 annual meeting and no later than the later of the 60th day prior to the annual meeting or the 15th day following the day on which we first publicly announce the date of the 2010 annual meeting. Proposals or nominations not meeting the advance notice requirements in our bylaws will not be entertained at the 2010 annual meeting. A copy of the full text of the relevant bylaw provisions may be obtained on our website at http://ir.interdigital.com under the heading “Corporate Governance,” or by writing to our secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409.

Proxy Solicitation Costs and Potential Savings

Who pays for the proxy solicitation costs?

We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional materials furnished to shareholders. Copies of proxy solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. One or more of telephone, email, telegram, facsimile or personal solicitation by our directors, officers or regular employees may supplement solicitation of proxies by mail. No additional compensation will be paid for such services. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. In 2008, the company engaged the Altman Group for this purpose at a cost of approximately $3,040.

What is “householding” of proxy materials, and can it save the company money?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Although we do not household for registered shareholders, a number of brokerage firms have instituted householding for shares held in “street name,” delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, please notify us by calling (610) 878-7866 or by sending a written request to our secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409, and we will promptly deliver a separate copy of our annual report and proxy statement. If you are receiving multiple copies of the annual report and proxy statement and wish to receive only one, please notify your broker.

Annual Report on Form 10-K

How will I receive the annual report?

We have mailed the annual report booklet together with the notice of our annual meeting, this proxy statement and your proxy card.

We will provide to any shareholder without charge a copy of our 2008 annual report on Form 10-K upon written request to our secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409. Our annual report booklet and this proxy statement are also available online at http://ir.interdigital.com/annuals.cfm.

Other Business

Will there be any other business conducted at the annual meeting?

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

APPENDIX A

INTERDIGITAL, INC.
2009 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of the InterDigital, Inc. 2009 Stock Incentive Plan (the “Plan”) is to advance the interests of InterDigital, Inc. (the “Company”) by stimulating the efforts of employees, officers, non-employee directors and other service providers, in each case who are selected to be participants, by heightening the desire of such persons to continue working toward and contributing to the success and progress of the Company. Upon approval by the Company’s shareholders, the Plan will supersede the Company’s Prior Plans with respect to future awards, and provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator.

2.	Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Administrator” means the Administrator of the Plan in accordance with Section 19.

(b) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(c) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(d) “Board” means the board of directors of the Company.

(e) “Change in Control” means the occurrence of any of the following after the Effective Date:

(1) Any “person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires voting securities of the Company and immediately thereafter is a “50% Beneficial Owner.” For purposes of this provision, a “50% Beneficial Owner” shall mean a person who is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding voting securities; or

(2) During any period of two consecutive years commencing on or after the Effective Date, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person (as defined above) who has entered into an agreement with the Company to effect a transaction described in subsections (1), (3), (4) or (5) of this definition) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof; or

(3) The consummation of a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, other than any such transaction which would result in at least 50% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by the persons who were shareholders of the Company immediately prior to the transaction in substantially the same proportion as their ownership of the voting power immediately prior to the transaction; provided that, for purposes of this Section 2(f)(3), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 50% threshold (or to substantially preserve such relative ownership of the voting securities) is due solely to the acquisition of voting securities by an employee benefit plan of the Company, such surviving entity or a subsidiary thereof; or

(4) The shareholders of the Company accept shares in a share exchange in which the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than 50% of the combined voting power of the outstanding voting securities of the corporation resulting from or surviving such share exchange in substantially the same proportion as the ownership of the voting securities outstanding immediately before such share exchange; or

(5) The shareholders of the Company have approved a plan of complete liquidation of the Company; or

(6) The consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(g) “Common Stock” means the Company’s common stock, par value $.01, subject to adjustment as provided in Section 12.

(h) “Company” means InterDigital, Inc., a Pennsylvania corporation.

(i) “Detrimental Activity” with respect to a Participant means that such Participant:

(1) Has engaged in any type of disloyalty to the Company, including without limitation, insubordination, fraud, embezzlement, theft or dishonesty in the course of his or her employment or engagement; or

(2) Has been convicted of a felony; or

(3) Has disclosed any confidential or proprietary information without the consent of the Company; or

(4) Has breached the terms of any written confidentiality agreement or any non-competition agreement with the Company in any material respect.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(k) “Fair Market Value” means the fair market value of Common Stock, Awards or other property as determined by the Administrator or under procedures established by the Administrator. The Fair Market Value of Shares shall be the closing sale price reported on the composite tape of the principal stock exchange on which the Shares are listed on the day as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported.

(l) “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(m) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(n) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

(o) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(p) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(q) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

(r) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria established pursuant to Section 14.

(s) “Plan” means the InterDigital, Inc. 2009 Stock Incentive Plan as set forth herein and as amended from time to time.

(t) “Prior Plans” means the InterDigital Communications Corporation 1999 Restricted Stock Plan, the InterDigital Communications Corporation 2000 Stock Award and Incentive Plan and the InterDigital Communications Corporation 2002 Stock Award and Incentive Plan.

(u) “Qualifying Performance Criteria” has the meaning set forth in Section 14(b).

(v) “Restricted Stock” means Shares granted pursuant to Section 8 of the Plan.

(w) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.

(x) “Share” means a share of the Common Stock, subject to adjustment as provided in Section 12.

(y) “Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(z) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(aa) “Termination of Employment” means ceasing to serve as a full-time employee of the Company and its Subsidiaries or, with respect to a Nonemployee Director or other service provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to Section 6(d), that an approved leave of absence or approved employment on a less than full-time basis is not considered a Termination of Employment, (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a Termination of Employment, (iii) service as a member of the Board or other service provider shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant’s Options, and the Administrator’s decision shall be final and binding.

3.	Eligibility

Any person who is a current or prospective officer or employee of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. In addition, Nonemployee Directors and any other service providers who have been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for the grant of Awards hereunder as determined by the Administrator. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Administrator.

4.	Effective Date and Termination of Plan

This Plan was adopted by the Board as of April 27, 2009, and it will become effective (the “Effective Date”) when it is approved by the Company’s shareholders at a meeting of the Company’s shareholders or by written consent in accordance with the laws of the Commonwealth of Pennsylvania, which approval must be obtained within twelve (12) months of the adoption of this Plan by the Board. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5.	Shares Subject to the Plan and to Awards

(a) Aggregate Limits.  The aggregate number of Shares issuable pursuant to all Awards shall not exceed 2,114,439, plus (i) any Shares that are authorized for issuance under the Prior Plans that, as of the Effective Date, remain available for issuance under the Prior Plans (not including any Shares that are subject to, as of the Effective Date, outstanding awards under the Prior Plans or any Shares that prior to the Effective Date were issued pursuant to awards granted under the Prior Plans) and (ii) any Shares subject to outstanding awards under the Prior Plans as of the Effective Date (the “Prior Plan Awards”) that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares). The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 12. The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Shares.  For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award. The aggregate number of Shares available for Awards under this Plan at any time shall not be reduced by (i) Shares subject to Awards that have been terminated, expired unexercised, forfeited or settled in cash, (ii) Shares subject to Awards (or Prior Plan Awards) that have been retained or withheld by the Corporation in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award (or Prior Plan Award), or (iii) Shares subject to Awards (or Prior Plan Awards) that otherwise do not result in the issuance of Shares in connection with payment or settlement thereof. In addition, Shares that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award (or Prior Plan Award) shall be available for Awards under this Plan.

(c) Tax Code Limits.  In each calendar year a Participant may be granted Awards under this Plan denominated in Shares relating up to his or her Annual Share Limit. A Participant’s Annual Share Limit, in any calendar year, shall equal 300,000 Shares plus the amount of the Participant’s unused Annual Share Limit as of the close of the previous year, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 7). In each calendar year a Participant may be granted Awards under this Plan denominated in cash (and not Shares) relating up to his or her Annual Cash Limit. A Participant’s Annual Cash Limit, in any calendar year, shall equal $1.5 million plus the amount of the Participant’s unused Annual Cash Limit as of the close of the previous year. The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 3,000,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code.

6.	Options

(a) Option Awards.  Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a shareholder with respect to any Shares subject to Options hereunder until said Shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price.  The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the Fair Market Value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the Fair Market Value of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares deliverable upon exercise.

(c) No Repricing without Shareholder Approval.  Other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of an Option may not be reduced without shareholder approval (including canceling previously awarded Options in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Award).

(d) Provisions Applicable to Options.  The date on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence is not a Termination of Employment, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full- time basis. The Administrator shall establish the term of each Option, which in no case shall exceed a period of 10 years from the date of grant.

(e) Incentive Stock Options.  Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (1) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (2) such Options otherwise remain exercisable but are not exercised within 3 months of Termination of Employment (or such other period of time provided in Section 422 of the Code).

7.	Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement.

8.	Restricted Stock and Restricted Stock Units

(a) Restricted Stock and Restricted Stock Unit Awards.  Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Agreement.  Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c) Vesting and Performance Criteria.  The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Qualifying Performance Criteria. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified when the Award is granted.

(d) Discretionary Adjustments and Limits.  Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance-based compensation,” notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

(e) Voting Rights.  Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f) Dividends and Distributions.  Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator.

9.	Incentive Bonuses

(a) General.  Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period specified by the Administrator.

(b) Incentive Bonus Document.  The terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(c) Performance Criteria.  The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 14(b)) selected by the Administrator and specified at the time the Incentive Bonus is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(d) Timing and Form of Payment.  The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Administrator. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e) Discretionary Adjustments.  Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

10.	Deferral of Gains

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

11.	Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12.	Adjustment of and Changes in the Stock

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), stock split or a combination or consolidation of the outstanding Shares into a lesser number of shares, is declared with respect to the Shares, the authorization limits under Sections 5(a) and 5(c) shall be increased or decreased proportionately, and the Shares then subject to each Award shall be increased or decreased proportionately without any change in the aggregate purchase price therefore. In the event the Shares shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, whether through recapitalization, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or any other similar corporate transaction or event affects the Shares such that an equitable adjustment would be required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the authorization limits under Sections 5(a) and 5(c) shall be adjusted proportionately, and an equitable adjustment shall be made to each Share subject to an Award such that no dilution or enlargement of the benefits or potential benefits occurs. Each such Share then subject to each Award shall be adjusted to the number and class of shares into which each outstanding Share shall be so exchanged such that no dilution or enlargement of the benefits occurs, all without change in the aggregate purchase price for the Shares then subject to each Award. Action by the Administrator pursuant to this Section 12 may include adjustment to any or all of: (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards or be delivered under the Plan; (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards; (iii) the purchase price or exercise price of a Share under any outstanding Award or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments the Administrator determines to be equitable.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

13.	Effect of a Change in Control

Unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a Change in Control, the Administrator may provide for the acceleration of the vesting and, if applicable, exercisability of any outstanding Award, or portion thereof, or the lapsing of any conditions of restrictions on or the time for payment in respect of any outstanding Award, or portion thereof upon termination of the Participant’s employment following a Change in Control. In addition, unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a Change in Control, the Administrator may provide that any or all of the following shall occur in connection with a Change in Control: (i) the substitution for the Shares subject to any outstanding Award, or portion thereof, stock or other securities of the surviving corporation or any successor corporation to the Company, or a parent or subsidiary thereof, in which event the aggregate purchase or exercise price, if any, of such Award, or portion thereof, shall remain the same, (ii) the conversion of any outstanding Award, or portion thereof, into a right to receive cash or other property upon or following the consummation of the Change in Control in an amount equal to the value of the consideration to be received by holders of Common Shares in connection with such transaction for one Share, less the per share purchase or exercise price of such Award, if any, multiplied by the number of Shares subject to such Award, or a portion thereof, and/or (iii) the cancellation of any outstanding and unexercised Awards upon or following the consummation of the Change in Control. Any actions or determinations of the Administrator pursuant to this Section 13 may, but need not be uniform as to all outstanding Awards, and the Administrator may, but need not treat all holders of outstanding Awards identically.

14.	Qualifying Performance-Based Compensation

(a) General.  The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

(b) Qualifying Performance Criteria.  For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: (i) net sales; (ii) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (iii) net income or net income per common share (basic or diluted); (iv) return on assets (gross or net), return on investment, return on capital, or return on equity; (v) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (vi) interest expense after taxes; (vii) economic value added or created; (viii) operating margin or profit margin; (ix) stock price or total shareholder return; (x) average cash balance or cash position; and (xi) strategic business criteria, consisting of one or more objectives based on meeting specified product development, strategic partnering, licensing, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. To the extent consistent with Section 162(m) of the Code, the Administrator (a) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (b) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (1) asset write-downs, (2) litigation, claims, judgments or settlements, (3) the effect of changes in tax law or other such laws or provisions affecting reported results, (4) accruals for reorganization and restructuring programs and (5) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

15.	Transferability

Each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the Administrator, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued

employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 15, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

16.	Suspension or Termination of Awards

Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered or an award has vested) the Chief Executive Officer or any other person designated by the Administrator (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed any act constituting Cause for termination of employment or any Detrimental Activity, the Authorized Officer, Administrator or the Board may suspend the Participant’s rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive Shares in settlement of an Award pending a determination of whether such an act has been committed.

If the Administrator or an Authorized Officer determines a Participant has committed any act constituting Cause for termination of employment or any Detrimental Activity, then except as otherwise provided by the Administrator, (a) neither the Participant nor his or her estate nor transferee shall be entitled to exercise any Option or Stock Appreciation Right whatsoever, vest in or have the restrictions on an Award lapse, or otherwise receive payment of an Award, (b) the Participant will forfeit all outstanding Awards and (c) the Participant may be required, at the Administrator’s sole discretion, to return and/or repay to the Company any then unvested Shares previously issued under the Plan. In making such determination, the Administrator or an Authorized Officer shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Administrator or its designee or an opportunity to submit written comments, documents, information and arguments to be considered by the Administrator.

17.	Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Award is effective and current or the Company has determined that such registration is unnecessary.

The Administrator may modify the provisions of the Plan or adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding the conversion of local currency, data privacy security, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements. The Administrator may also adopt sub-plans applicable to particular Subsidiaries or locations. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Sections 5 and 20, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. The Administrator shall not be required to obtain the approval of shareholders prior to the adoption, amendment or termination of any sub-plan unless required by applicable law (including the law of the foreign jurisdiction in which Participants participating in the sub-plan are located) or the NASDAQ Global Select Market listing requirements.

18.	Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until all such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election.

19.	Administration of the Plan

(a) Administrator of the Plan.  The Plan shall be administered by the Administrator who shall be a committee of two or more directors designated by the Board, or in the absence of such a committee, the Board itself. Initially, the Compensation Committee of the Board will be designated as the Administrator. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Compensation Committee hereby designates the Secretary of the Company and the head of the Company’s human resource function to assist the Administrator in the administration of the Plan and execute Award Agreements or other documents entered into under this Plan on behalf of the Administrator or the Company. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b) Powers of Administrator.  Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including a Change in Control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 12; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in if the Administrator, in good faith, determines that it is necessary to do so in light of extraordinary circumstances and for the benefit of the Company; (viii) to approve corrections in the documentation or administration of any Award; (ix) to require or permit Participant elections and/or consents under this Plan to be made by means of such electronic media as the Administrator may prescribe; and (x) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an Affiliate and, except as otherwise provided herein, adjust any of the terms of any Award. The Administrator may also (a) accelerate the date on which any Award granted under the Plan becomes exercisable or (b) accelerate the vesting date or waive or adjust any condition imposed hereunder with respect to the vesting or exercisability of an Award, provided that the Administrator, in good faith, determines that such acceleration, waiver or other adjustment is necessary or desirable in light of extraordinary circumstances. Notwithstanding anything in the Plan to the contrary, no Award outstanding under the Plan may be repriced, regranted through cancellation, including cancellation in exchange for other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Award, or otherwise amended to reduce the exercise price applicable thereto (other than with respect to adjustments made in connection with a transaction or other change in the Company’s capitalization as described in Section 12) without the approval of the Company’s shareholders.

(c) Determinations by the Administrator.  All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d) Subsidiary Awards.  In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

20.	Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Administrator may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 12, no such amendment shall, without the approval of the shareholders of the Company:

(a) increase the maximum number of Shares for which Awards may be granted under this Plan;

(b) reduce the price at which Options may be granted below the price provided for in Section 6(a);

(c) reduce the exercise price of outstanding Options;

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) otherwise amend the Plan in any manner requiring shareholder approval by law or under the NASDAQ Global Select Market listing requirements; or

(g) increase the individual maximum limits in Section 5(c).

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

21.	No Liability of Company

The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

22.	Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

23.	Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

24.	Arbitration of Disputes

In the event a Participant or other holder of an Award or person claiming a right under an Award or the Plan believes that a decision by the Administrator with respect to such person or Award was arbitrary or capricious, the person may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Participant or other Award holder has proven that the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision. Participants, Award holders and persons claiming rights under an Award or the Plan explicitly waive any right to judicial review.

Notice of demand for arbitration shall be made in writing to the Administrator within thirty (30) days after the applicable decision by the Administrator. The arbitrator shall be selected by those members of the Board who are neither members of the Compensation Committee nor employees of the Company or any Subsidiary. If there are no such members of the Board, the arbitrator shall be selected by the Board. The arbitrator shall be an individual who is an attorney licensed to practice law in the jurisdiction in which the Company’s headquarters are then located. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. Each side shall bear its own fees and expenses, including its own attorney’s fees, and each side shall bear one half of the arbitrator’s fees and expenses. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

25.	No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Subject to Sections 4 and 20, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

26.	Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

ANNUAL MEETING OF SHAREHOLDERS OF INTERDIGITAL, INC. June 4, 2009 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://ir.interdigital.com/annuals.cfm Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 10030300000000001000 6 060409 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. x FOR AGAINST ABSTAIN 1. Election of Director: 2. Adoption and approval of InterDigital, Inc. 2009 Stock Incentive Plan. NOMINEE: FOR THE NOMINEE O William J. Merritt 3. Ratification of PricewaterhouseCoopers LLP as the independent WITHHOLD AUTHORITY registered public accounting firm of InterDigital, Inc. for the year FOR THE NOMINEE ending December 31, 2009. FOR ALL EXCEPT (See instructions below.) THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF THE 2009 ANNUAL MEETING OF SHAREHOLDERS, THE PROXY STATEMENT AND THE 2008 ANNUAL REPORT. INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and fill in the circle next to the nominee for whom you wish to withhold authority, as shown here: I/We plan to attend the meeting. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that (Please detach admission ticket and bring to the meeting.) changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign partnership name by authorized person.

Bring this admission ticket with you to the meeting on June 4, 2009. Do not mail. This admission ticket admits you to the meeting. You will not be let in to the meeting without an admission ticket or other proof of stock ownership as of April 7, 2009, the record date. ADMISSION TICKET INTERDIGITAL, INC. 2009 Annual Meeting of Shareholders June 4, 2009 11:00 A.M. Eastern Time Dolce Valley Forge Hotel 301 West DeKalb Pike King of Prussia, Pennsylvania 19406 NOTE: Seating at the annual shareholders meeting will be limited; therefore, request or receipt of an admission ticket does not guarantee the availability of a seat. NON-TRANSFERABLE NON-TRANSFERABLE 0 PROXY INTERDIGITAL, INC. 781 Third Avenue King of Prussia, Pennsylvania 19406-1409 2009 Annual Meeting of Shareholders To Be Held June 4, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder of InterDigital, Inc., a Pennsylvania corporation, revoking all previous proxies, hereby appoints Richard J. Brezski and Steven W. Sprecher, and each of them acting individually, as the proxies of the undersigned, with full power of substitution, to vote, as indicated on the reverse side of this proxy card and in their discretion upon such other matters as may properly come before the meeting and any adjournment or postponement thereof, and to vote “FOR” all matters as to which a choice is not specified by the undersigned shareholders, all shares that the undersigned would be entitled to vote at the annual meeting of shareholders of InterDigital, Inc. to be held on Thursday, June 4, 2009, at 11:00 a.m. (Eastern Time) at the Dolce Valley Forge Hotel, 301 West DeKalb Pike, King of Prussia, Pennsylvania, and at any adjournment or postponement thereof. Record holders who attend the annual meeting may vote by ballot; such vote will supersede this proxy. (Continued and to be signed on the reverse side) 14475

ANNUAL MEETING OF SHAREHOLDERS OF INTERDIGITAL, INC. June 4, 2009 PROXY VOTING INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any COMPANY NUMBER touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. ACCOUNT NUMBER Vote online/phone until 11:59 PM ET the day before the meeting. MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the annual meeting. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://ir.interdigital.com/annuals.cfm Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 10030300000000001000 6 060409 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. x FOR AGAINST ABSTAIN 1. Election of Director: 2. Adoption and approval of InterDigital, Inc. 2009 Stock Incentive Plan. NOMINEE: FOR THE NOMINEE O William J. Merritt 3. Ratification of PricewaterhouseCoopers LLP as the independent WITHHOLD AUTHORITY registered public accounting firm of InterDigital, Inc. for the year FOR THE NOMINEE ending December 31, 2009. FOR ALL EXCEPT (See instructions below.) THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF THE 2009 ANNUAL MEETING OF SHAREHOLDERS, THE PROXY STATEMENT AND THE 2008 ANNUAL REPORT. INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and fill in the circle next to the nominee for whom you wish to withhold authority, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 I/We plan to attend the meeting. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that (Please detach admission ticket and bring to the meeting.) changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign partnership name by authorized person.